As filed with the Securities and Exchange Commission on April ___, 2000
Registration No. 33-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELTRONICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3661 Primary Standard Industrial Classification Code Number	59-2937938 I.R.S. Employer Identification No.

2150 Whitfield Industrial Way
Sarasota, Florida 34243
(941) 753-5000

(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Ewen R. Cameron
President and Chief Executive Officer
Teltronics, Inc.
2150 Whitfield Industrial Way
Sarasota, Florida 34243
(941) 753-5000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:
John N. Blair, Esq. Michael E. Storck, Esq. Christopher D. Porter, Esq. Blair & Roach 2645 Sheridan Drive Tonawanda, New York 14150 (716) 834-9181	Brian D. Wenger, Esq. Brett D. Anderson, Esq. David H. Mason, Esq. Briggs & Morgan, P.A. 2400 IDS Center Minneapolis, Minnesota 55402 (612) 334-8400

____________________________________________

--- 1 ---

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions precedent to the acquisition of assets of Telident, Inc. ("Telident") by the Registrant have been satisfied or waived as described in the enclosed Joint Proxy Statement-Prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [   ].

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering [   ].

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [   ].

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.001 par value	662,500 (2)	$5.44	$3,604,000	$951

(1)      Computed pursuant to Rule 457(c), under the Securities Act based upon the average of the high and low sales prices of Teltronics' common stock as reported by The Nasdaq SmallCap Market on April 4, 2000.

(2)      Includes 637,500 shares to be issued for the acquisition of all of the assets of Telident and assumption of certain liabilities and up to 25,000 additional shares that Teltronics may issue to Telident for payment of certain closing expenses.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--- 2 ---

PRELIMINARY JOINT PROXY STATEMENT-PROSPECTUS SUBJECT TO COMPLETION
DATED April __, 2000.

Telident, Inc.
Ten Second Street, N.E., Suite 212
Minneapolis, Minnesota 55413

April 25, 2000

Dear Shareholder:

          You are cordially invited to attend the special meeting of shareholders of Telident, Inc. ("Telident"), to be held in the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, on Tuesday, May 23, 2000, in the Red River Room at 3:00 p.m. local time.

          At the special meeting you will be asked to approve the dissolution of Telident pursuant to the Plan of Liquidation and Dissolution approved by your Board of Directors. The dissolution will be accomplished by the following transactions:

(1)	the sale of substantially all of the assets of Telident pursuant to the Agreement of Sale, as amended, between Telident and Teltronics, as approved by your Board of Directors, in exchange for 637,500 shares of common stock of Teltronics;
(2)	the distribution to you of the 637,500 shares of Teltronics' common stock received in the transaction; and
(3)	the dissolution of Telident under Minnesota law.

          Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Teltronics' common stock is traded on The Nasdaq SmallCap Market under the symbol "TELT". On April 4, 2000 the closing sale price of Teltronics' common stock on The Nasdaq SmallCap Market was $5.13.

Very truly yours,

TELIDENT, INC.
/s/ Bruce H. Senske Bruce H. Senske Interim Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE COMMON STOCK TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IN ADDITION, WE INCORPORATE BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT TELTRONICS AND TELIDENT INTO THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH IS NOT INCLUDED OR DELIVERED WITH THIS JOINT PROXY STATEMENT-PROSPECTUS. YOU MAY OBTAIN THIS INFORMATION WITHOUT CHARGE BY FOLLOWING INSTRUCTIONS IN THE SECTION ENTITLED "INFORMATION INCORPORATED BY REFERENCE". TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOUMUST REQUEST THIS INFORMATION NO LATER THAN FIVE (5) BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS JOINT PROXY STATEMENT-PROSPECTUS.

Information contained in this Joint Proxy Statement-Prospectus is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Joint Proxy Statement-Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

--- 3 ---

Telident, Inc.
Ten Second Street, N.E., Suite 212
Minneapolis, Minnesota 55413

_____________

NOTICE
OF
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD
May 23, 2000

______________

          NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Telident, Inc., a Minnesota corporation ("Telident"), will be held in the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, on Tuesday, May 23, 2000, in the Red River Room at 3:00 p.m. local time, for the following purpose, as more fully described in the accompanying Joint Proxy Statement-Prospectus:
1.

To approve the dissolution of Telident in accordance with the following resolution adopted by the Board of Directors of Telident: "RESOLVED, that Telident, Inc. be voluntarily dissolved pursuant to the Plan of Liquidation and Dissolution approved by the Board of Directors and attached as Appendix A to the Joint Proxy Statement-Prospectus dated as of April 25, 2000."

          Only shareholders of record at the close of business on March 31, 2000, are entitled to notice of and to vote at the special meeting. Whether or not you expect to attend the special meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are exercised and, if you attend the special meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Brian D. Wenger Brian D. Wenger Secretary

Minneapolis, Minnesota
April 25, 2000

--- 4 ---

TELTRONICS, INC. PROSPECTUS
AND
TELIDENT, INC. PROXY STATEMENT

TABLE OF CONTENTS

ITEM	PAGE(S)
Questions and Answers	8-9
Prospectus Summary	10-14
The Companies	10
General Nature of the Business of Telident	10-11
General Nature of the Business of Teltronics	11
The Special Meeting	11
The Transaction	11
Reasons for the Transaction	11
Plan of Liquidation and Dissolution	11-12
Recommendation to Shareholders	12
Record Date; Voting Power; Votes Required for Approval	12
Interests of Directors and Officers in the Transaction That Are Different
From Your Interests	12
Listing of Teltronics' Common Stock	12
Comparative Per Share Data	12-13
Comparative Per Share Market Price Data	14
What We Need to do to Complete the Transaction	14
Material Federal Income Tax Consequences	14
No Regulatory Approvals of Transaction Required	14
Risk Factors	15-21
The Value of the Teltronics' Common Stock You Receive In The Transaction
May Vary	15
Impact of Year 2000	15-16
Significant Fluctuation in Quarterly Operating Results	16
Dependence on Certain Suppliers; No Long Term Contracts	16
Liability Insurance	16
Labor Availability and Employee Relations	16-17
Dividends Unlikely	17
Dilution	17
Potential Future Sales Pursuant to Rule 144	17
Uncertainty of Protection of Patents, Copyrights, Licenses, Trade Secrets
and Trademarks	17-18
Effect of Interest Rate Changes	18
Reliance on Key Personnel	18
Currency Fluctuations	18
Inflation	18
Dependence on Certain Suppliers and Third Parties for Product Development
and Commercialization	18
Governmental Regulation	19
Competitive Market Conditions	19
Concentration in Major Customers	19
Volatility of Stock Price	20
Control By Principal Shareholder	20
Pending Litigation	20
--- 5 ---
Significant Indebtedness/Ability to Source Additional Financing	20
Potential Adverse Impact of Integration on Operations	20-21
Retention of Customers	21
Regulatory Requirements or Approvals Necessary	21
Forward Looking Statements and Associated Risks	21
Selected Historical Consolidated Financial Data of Teltronics	22-23
Teltronics, Inc. Consolidated Statement of Operations Data	22
Teltronics, Inc. Consolidated Balance Sheet Data	23
Selected Historical Financial Data of Telident	23-24
Telident, Inc. Statement of Operations Data	24
Telident, Inc. Balance Sheet Data	24
Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data	25-28
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
Data Twelve Month Period Ended December 31, 1999	26
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet Data
as of December 31, 1999	27-28
Shareholder Approval of the Plan of Liquidation and Dissolution	28-31
General	28
Record Date and Outstanding Voting Stock	28
Revocability of Proxies	28
Voting and Solicitation	28
Quorum; Abstentions; Broker Non-Votes	28-29
Dissenters' Rights	29
Interests of Certain Persons in the Transaction	29-30
Security Ownership of Certain Beneficial Owners and Management	30-31
Description of the Agreement	32-37
General	32
Assumed Liabilities	32
Representations and Warranties	33-34
Covenants and Agreements	34-35
Conditions to Completion of the Purchase and Sale of Assets	35-36
Indemnification	36-37
Amendment; Waiver	37
Description of the Plan of Liquidation and Dissolution	37-43
General	37-38
Background to the Transaction	38-40
Reasons for the Transaction - Teltronics	40
Reasons for the Transaction and Recommendation of Telident's Board	40-41
Votes Required for Approval	42
Restrictions on Sales of Shares by Affiliates of Teltronics	42
Listing on The Nasdaq SmallCap Market of the Common Stock to
be Issued by Teltronics	43
Delisting and Deregistration of Telident's Common Stock	43
Failure to Complete the Transaction Could Negatively Impact Telident's Stock
Price and Future Business and Operations	43
Dissenters' or Appraisal Rights	43
Description of Teltronics' Securities	43-44
Teltronics' Common Stock	43-44
Teltronics' Non-Voting Common Stock	44
Teltronics' Preferred Stock	44
Teltronics' Warrants	44
Percentage of Voting Shares Owned by Directors and Officers	44

--- 6 ---

Comparison of Rights of Holders of Telident's Stock and Holders of Teltronics' Stock	45-49
Classes of Common Stock of Teltronics and Telident	45
Number of Directors	45
Removal of Directors	45
Vacancies and Newly Created Directorships	45-46
Ability to Call Special Meetings	46
Teltronics' Preferred Stock and Telident's Series III Convertible Preferred Stock	46-47
Difference Between Rights of Holders of Teltronics' Preferred Stock and
Holders of Telident's Series III Convertible Preferred Stock	47
Amendment of Teltronics' Certificate and Telident's Articles	47
Amendment of Bylaws	48
Limitation of Liability of Directors	48
Indemnification of Directors and Officers	48-49
Regulatory Requirements or Approvals Necessary	49
Accounting Treatment	49
Material United States Federal Income Tax Consequences of the Transaction	49-51
Material Contracts with the Company Being Acquired	51
Interests of Named Experts and Counsel	51
Documents Delivered with this Joint Proxy Statement-Prospectus	51
Information Incorporated by Reference	51-53
Telident's SEC Filings	52
Teltronics' SEC Filings	52-53
Where You Can Find Additional Information	53
Appendix A - Plan of Liquidation and Dissolution	A-1-2
Appendix B - Agreement of Sale and Amendment	B-1-50

--- 7 ---

QUESTIONS AND ANSWERS
Q:	What transaction does Teltronics contemplate?
A:	Teltronics contemplates acquiring substantially all of Telident's assets in connection with the dissolution of Telident.
Q:	Why is Teltronics acquiring the assets of Telident?
A:

Teltronics' Board of Directors anticipates that after the completion of the Transaction, Teltronics should have the potential to realize long-term improved operating and financial results and should be in a stronger competitive position in the emergency E-911 switching system marketplace. Telident's Board of Directors believes that the dissolution of Telident and the sale of substantially all of its assets to Teltronics represents a unique, strategic fit between two companies with similar business strategies and complementary telecommunication product offerings, and that the dissolution is in the best interest of Telident and its shareholders. To review the background and reasons for the sale of assets to Teltronics and the dissolution of Telident, see pages 37 through 41.

Q:	What am I being asked to vote on?
A:	Telident's shareholders are being asked to approve the following proposal at the special meeting:
	-	To approve the dissolution of Telident in accordance with the following resolution adopted by the Board of Directors of Telident:

"RESOLVED, that Telident, Inc. be voluntarily dissolved pursuant to the Plan of Liquidation and Dissolution approved by the Board of Directors and attached as Appendix A to the Joint Proxy Statement-Prospectus dated April 25, 2000."

The affirmative vote of the holders of a majority of the voting power of Telident's outstanding securities entitled to vote on March 31, 2000, the record date established for the special meeting of Telident's shareholders, is required to approve the voluntary dissolution.

Q:	Who will receive Teltronics' stock in the Transaction?
A:

The parties expect that Telident's shareholders will receive 637,500 shares of Teltronics' common stock as a result of Teltronics' acquisition of substantially all of Telident's assets and the subsequent dissolution of Telident pursuant to the Plan of Liquidation and Dissolution. Assuming (a) the assets retained by Telident pursuant to the Agreement are sufficient to pay all remaining liabilities of Telident, and (b) all shares of Telident's Series III Convertible Preferred Stock are converted, based on the ten-day average bid price of Telident's common stock as of March 6, 2000, namely $1.2658, you would receive approximately 1 share of Teltronics' common stock for every 7 shares of Telident's common stock. This ratio could be significantly different at the time of Telident's liquidation and dissolution if (a) the assets retained by Telident are insufficient to pay Telident's remaining liabilities, (b) the holders of Telident's Series III Convertible Preferred Stock elect to exercise their liquidation preference rather than converting their shares into shares of Telident's common stock, or (c) if such conversions are based on an average bid price for Telident's common stock other than $1.2658.

Q:	When do you expect the Transaction to be completed?
A:	The parties are seeking to complete the Transaction by June 1, 2000.

--- 8 ---

Q:	What are the tax consequences of the Transaction for Telident's shareholders?
A:

None. The Transaction structure should not result in any gain or loss for federal income tax purposes to Telident's shareholders. To review the tax consequences in greater detail, see pages 49 through 50.

Q:	Will Telident's shareholders have dissenters' or appraisal rights?
A:	No. Telident's shareholders will not have any dissenters' or appraisal rights.
Q:	What do I need to do now?

A:

After you have reviewed this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the special meeting.

Q:	Can I change my vote?
A:

Yes. The special meeting will take place on Tuesday, May 23, 2000, at 3:00 p.m. local time, in the Red River Room at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may withdraw your proxy and change your vote any time before the vote is taken at the special meeting by following the directions on page 28.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?
A:	No. Your broker will vote your shares only if you provide written instructions on how to vote. Without instructions, your shares will not be voted by your broker.
Q:	Do I need to send in my stock certificates?
A:

No. You should retain your stock certificates because the Transaction will not require you to surrender them at any time. Following the consummation of the sale of assets to Teltronics and the subsequent dissolution of Telident, your Telident stock certificates will be canceled.

Q:	Who do I contact with questions?
A:	If you have questions about the Transaction, you may call Bruce H. Senske, Interim Chief Executive Officer of Telident, at (612) 623-0911.

--- 9 ---

PROSPECTUS SUMMARY

          This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the (a) voluntary dissolution of Telident to be effected in accordance with the Plan of Liquidation and Dissolution, attached as Appendix A, and (b) the sale of Telident's assets pursuant to the Agreement of Sale dated December 31, 1999 and the Amendment thereto dated February 16, 2000, each between Teltronics and Telident, attached as Appendix B (the Agreement of Sale and the Amendment are referred to collectively as "Agreement"). The sale of assets contemplated by the Agreement and the voluntary dissolution of Telident pursuant to the Plan of Liquidation and Dissolution are referred to collectively as the "Transaction". In particular, you should carefully read the documents, including the Plan of Liquidation and Dissolution and the Agreement, which are contained in this Joint Proxy Statement-Prospectus as well as (a) Teltronics' Form 10-K for the year ended December 31, 1999 (b) Telident's Form 10-KSB for the fiscal year ended June 30, 1999, and Form 10-QSB for the quarter ended December 31, 1999, delivered with this Joint Proxy Statement-Prospectus. In addition, we incorporate by reference important business and financial information about Teltronics and Telident into this Joint Proxy Statement-Prospectus, which is not included or delivered with this Joint Proxy Statement-Prospectus. You may obtain this information without charge by following the instructions in the section entitled "Information Incorporated by Reference". To obtain timely delivery of this information, you must request this information no later than five (5) business days prior to the date of the special meeting of Telident's shareholders.

THE COMPANIES

          Teltronics is a Delaware corporation with principal executive offices located at 2150 Whitfield Industrial Way, Sarasota, Florida 34243 and its telephone number is (941) 753-5000 .

          Telident is a Minnesota corporation with principal executive offices located at Ten Second Street N.E., Suite 212, Minneapolis, Minnesota 55413 and its telephone number is (612) 623-0911.

GENERAL NATURE OF THE BUSINESS OF TELIDENT

          Telident designs, manufactures and markets hardware and software systems which provide the exact location of a 911 telephone call to the emergency dispatcher at the 911 public safety answering point who receives the call. Telident's systems provide information which can speed the response time to a 911 call, reduce the costs associated with responses to incorrect locations and improve the safety of individuals within private businesses and public institutions that own or operate private telephone systems. Telident also manufactures and markets systems that direct emergency calls to the correct 911 response center and which are used to create emergency networks for public and private telephone networks and governmental agencies.

          Telident's products utilize existing enhanced 911 network technology which automatically transmits the caller's telephone number and address to the nearest emergency dispatcher. Over two-thirds of the telephone systems in the United States have access to this enhanced technology. Despite this level of access, generally only residential telephones connected to the public telephone company are able to take advantage of this enhanced technology. Private telephone systems, such as those used by private businesses and public institutions, generally do not have the ability to send a caller's location to an emergency 911 dispatcher without equipment such as Telident's. Telident's products work with enhanced technology to transmit the precise location, and generally the caller's name, to the nearest emergency dispatcher through the existing enhanced public network. Six states have adopted legislation mandating the modification of certain private telephone systems to make them fully compatible with existing 911 technology.

--- 10 ---

          The primary markets for Telident's systems and services include a wide variety of private telephone system owners such as:

•	Medium to large corporations	•	Apartments and condominiums
•	Colleges and universities	•	Nursing and retirement homes
•	City, county and state government offices	•	Hotels and motels
•	Public schools	•	Hospitals and clinics

GENERAL NATURE OF THE BUSINESS OF TELTRONICS

          Teltronics designs, develops, manufactures and markets electronic hardware and application software products, and engages in contract manufacturing for the t elecommunications industry. Generally, Teltronics' telecommunications industry products consist of automated fault/alarms management systems for small to large size telecommunications service providers and telephone switching systems and software for small-to-large size businesses, government and 911 public safety communications centers.

          Interactive Solutions, Inc. ("ISI"), a subsidiary of Teltronics, designs, manufactures and markets technologically advanced, voice-activated, multimedia computer solutions and LCD display technologies.

THE SPECIAL MEETING

          The Telident special meeting will be held in the Red River Room at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota, at 3:00 p.m. local time on Tuesday, May 23, 2000. At the special meeting, shareholders of Telident will be asked to approve the dissolution of Telident pursuant to the Plan of Liquidation and Dissolution.

THE TRANSACTION

          We propose a sale of assets by Telident to Teltronics. Following such sale, Telident will dissolve and liquidate. Both the Agreement between Telident and Teltronics and Telident's Plan of Liquidation and Dissolution are attached as Appendices to this document. We encourage you to read both documents. They are the legal documents governing the Transaction.

REASONS FOR THE TRANSACTION

          Our companies are proposing the Transaction because we believe, among other things, that:

•	the Transaction represents a strategic opportunity to leverage complementary strengths for the mutual benefit of shareholders and customers;
•	Teltronics' acquisition of Telident's assets will allow it to reduce duplicate costs; and
•	Teltronics' earning potential following Telident's sale of assets will exceed what either company could accomplish alone.

PLAN OF LIQUIDATION AND DISSOLUTION

          The voluntary dissolution of Telident will take place in accordance with the Plan of Liquidation and Dissolution. Telident and Teltronics expect that the dissolution will involve the completion of the following actions in the order set forth below:

•	The sale of substantially all of Telident's assets to Teltronics;

--- 11 ---

•	The issuance to Telident of 637,500 newly-issued shares of Teltronics' common stock; and
•	The liquidation of Telident pursuant to the Plan of Liquidation and Dissolution.

RECOMMENDATION TO SHAREHOLDERS

          Telident's Board believes that the Transaction is fair to you and in your best interest and recommends that you vote in favor of the dissolution of Telident pursuant to the Plan of Liquidation and Dissolution.

RECORD DATE; VOTING POWER; VOTES REQUIRED FOR APPROVAL

          You are entitled to vote at the special meeting if you owned shares of Telident's voting stock at the close of business on March 31, 2000. You can cast one vote for each share of voting stock that you own at that time. Teltronics and Telident are not required to submit the sale of Telident's assets under the Agreement to their shareholders for approval. However, the holders of a majority of the voting power of all Telident's shares entitled to vote must approve the dissolution of Telident pursuant to the Plan of Liquidation and Dissolution. All of the current directors and executive officers of Telident, as of February 22, 2000, owned 151,778 shares of Telident representing approximately 3.6% of the shares entitled to vote on the dissolution of Telident. These individuals intend to vote all shares owned by them in favor of the dissolution. This percentage does not include 31,084 shares subject to options exercisable within 60 days of the date hereof, any shares owned by FAMCO, III Limited Liability Company ("FAMCO") which are beneficially owned by John D. Wunch, a director of Telident, or 10,000 shares owned by Manchester Financial which are beneficially owned by Mark W. Sheffert, an executive officer of Telident. Based on the conversion ratio of Telident's Series III Convertible Preferred Stock as of February 22, 2000, assuming FAMCO and Special Situations Private Equity Funds, L.P. ("Special Situations"), the holders of Telident's Series III Convertible Preferred Stock comply with their obligations under certain agreements with Teltronics to vote their shares of Telident's common stock and Series III Convertible Preferred Stock, the dissolution of Telident is assured.

INTERESTS OF DIRECTORS AND OFFICERS IN THE TRANSACTION THAT ARE DIFFERENT FROM YOUR INTERESTS

          Upon completion of the Transaction, Telident expects that it will pay its financial advisor, Manchester Financial, a fee of approximately $110,000. Mark W. Sheffert, a member of Telident's Board of Directors, is President and Chief Executive Officer of Manchester Companies and Manchester Financial. Bruce H. Senske, Telident's Interim Chief Executive Officer, is a Vice President at Manchester Companies. See "SHAREHOLDER APPROVA

LISTING OF TELTRONICS' COMMON STOCK

          Teltronics will file an application to list the shares of Teltronics' common stock to be issued in the Transaction on The Nasdaq SmallCap Market under Teltronics' current trading symbol "TELT."

COMPARATIVE PER SHARE DATA

ymbol "TELT."

COMPARATIVE PER SHARE DATA

          The following tables set forth the historical net income and book value per common share for Teltronics and Telident, unaudited combined pro forma net income and book value per common share for Teltronics, and the unaudited equivalent combined pro forma net income and book value per common share data of Telident based on an exchange ratio of approximately 1 share of Teltronics common stock for 7 shares of Telident common stock.

--- 12 ---

          Teltronics and Telident historically have not paid cash dividends on common shares. Teltronics intends to retain all of its earnings for the future operation and growth of its business and does not intend to pay cash dividends in the foreseeable future.

          The information presented in the table should be read in conjunction with the respective separate historical audited and unaudited consolidated financial statements of Teltronics and the historical audited and unaudited financial statements of Telident and the related footnotes which appear in this Joint Proxy Statement-Prospectus or are incorporated by reference.

Historical Per Common Share	As of and for the Twelve Months Ended December 31, 1999
Teltronics:
Basic earnings	$0.27
Diluted earnings	0.25
Book value (1)	0.94
Book value (2)	0.56
Telident:
Basic earnings	$0.01
Diluted earnings	0.01
Book value (3)	0.41

Teltronics Combined Pro Forma Per Common Share
Basic earnings	$0.23
Diluted earnings	0.22
Book value (1)	1.24
Book value (2)	0.88
Telident Equivalent Combined Pro Forma Per Common Share (4)
Basic earnings	$0.03
Diluted earnings	0.03
Book value (1)	0.18
Book value (2)	0.13

(1)	The calculation is based on shareholders' equity divided by the number of shares of common stock outstanding at the applicable date.
(2)	The calculation is based on shareholders' equity divided by the number of shares of common stock outstanding at the applicable date and the assumed conversion of Teltronics' Series B Preferred Stock based on the $2.75 share conversion rate.
(3)	The calculation is based on shareholder's equity reduced by the Series III Preferred Stock liquidation preference divided by the number of shares of common stock outstanding at the applicable date.
(4)	The Telident equivalent combined pro forma per common share amounts are calculated by multiplying the Teltronics combined pro forma per common share amounts by the exchange ratio of approximately 1 share of Teltronics Common Stock for 7 shares of Telident Common Stock.

--- 13 ---

COMPARATIVE PER SHARE MARKET PRICE DATA

          The following table sets forth the high, low and closing prices per share of the common stock of Teltronics and Telident as reported on The Nasdaq SmallCap Market, on December 6, 1999, the business day preceding public announcement of the proposed transaction.

	Teltronics	Telident	Equivalent Per Share Price
High:	$3.563	$1.688	$0.51
Low:	$3.438	$1.031	$0.49
Close:	$3.438	$1.344	$0.49

          The equivalent per share of a Telident common share represents the high, low and closing price of a share of Teltronics Common Stock on such date multiplied by the exchange ratio of approximately 1 share of Teltronics Common Stock for 7 shares of Telident Common Stock.

          As of February 22, 2000, there were approximately 1,415 holders of Teltronics' common stock and approximately 1,500 holders of Telident's Common Stock.

          Teltronics and Telident historically have not paid cash dividends on common shares. Teltronics intends to retain all of its earnings for the future operation and growth of its business and does not intend to pay cash dividends in the foreseeable future.

          Because the market price of Teltronics' common stock may increase or decrease before completion of the Transaction you are urged to obtain current market quotations before deciding whether to vote in favor of the dissolution of Telident.

          Teltronics' common stock is traded on The Nasdaq SmallCap Market under the symbol "TELT". Telident's common stock is traded on The Nasdaq SmallCap Market under the symbol "TLDT".

WHAT WE NEED TO DO TO COMPLETE THE TRANSACTION

          The completion of the Transaction depends on a number of conditions being met. Where law permits, Telident or Teltronics could decide to complete the Transaction even though one or more of these conditions have not been met. We cannot be certain when, or if, the conditions to the Transaction will be satisfied or waived, or that the Transaction will be completed.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

          The Transaction as structured should not result in any gain or loss for federal income tax purposes to Telident or Telident's shareholders. Tax matters are very complicated and the tax consequences of the Transaction to you will depend upon your own circumstances. You should consult with your tax advisor for a full understanding of the tax consequences to you. See MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION at pages 49 through 51 of this document.

NO REGULATORY APPROVALS OF TRANSACTION REQUIRED

          The consummation of the Transaction is not contingent upon or subject to the approval of any regulatory agency or authority. Teltronics, however, has not yet received in Teltronics' name certain equipment registrations under FCC Parts 15 and 68 ("FCC Registrations") necessary to manufacture or sell Telident's 911-STS products to be sold under the Agreement. See RISK FACTORS - REGULATORY REQUIREMENTS OR APPROVALS NECESSARY at page 21 of this document.

--- 14 ---

RISK FACTORS

          The securities offered hereby are speculative, involve a high degree of risk and immediate substantial dilution to the public investors, and should not be acquired by persons who cannot afford to lose their entire investment. By voting in favor of the dissolution of Telident and holding your Telident shares until completion of the dissolution, you will be choosing to invest in Teltronics' common stock.

          You should consider carefully the following risk factors inherent in and affecting Teltronics' business, or arising in connection with the Transaction, as well as all other information set forth in this Joint Proxy Statement-Prospectus, before casting your vote on Telident's dissolution.

THE VALUE OF THE TELTRONICS' COMMON STOCK YOU RECEIVE IN THE TRANSACTION MAY VARY

          The share prices of both Telident's common stock and Teltronics' common stock are by nature subject to the general price fluctuations in the market for publicly traded equity securities. No prediction can be made as to the market prices of either Telident's common stock or Teltronics' common stock at any time before the completion of the Transaction or as to the market price of Teltronics' common stock after the completion of the Transaction. The number of shares of Teltronics' common stock you receive in the transaction may be reduced if (a) the assets retained by Telident are insufficient to pay Telident's remaining liabilities, (b) the holders of Telident's Series III Convertible Preferred Stock elect to exercise their liquidation preference rather than converting their shares into shares of Telident's common stock, or (c) if such conversions are based on an average bid price for Telident's common stock other than $1.2658.

IMPACT OF YEAR 2000

          Teltronics prepared for the impact of the arrival of the Year 2000 on its business. The "Year 2000 Issue" is a term used to describe the problems created by systems that are unable to accurately interpret dates after December 31, 1999. These problems are derived predominantly from the fact that many software programs categorize the "year" in a two-digit format. The Year 2000 Issue creates potential risks for Teltronics, including potential problems in Teltronics' products as well as in the Information Technology ("IT") and non-IT systems that Teltronics uses in its business operations. Teltronics may also be exposed to risks from third parties with whom Teltronics interacts who fail or have failed to adequately address their own Year 2000 Issues.

          Teltronics pursued an organized program to assure Teltronics' products, production, equipment and information systems and related infrastructure were Year 2000 compliant. Teltronics' Year 2000 program included four phases: (1) an audit and assessment phase designed to identify Year 2000 Issues; (2) a modification and testing phase designed to correct Year 2000 Issues internally; (3) a purchase phase designated to correct Year 2000 Issues externally; and (4) an implementation and test phase to install and test the system for Year 2000 compliance for external purchases.

          Teltronics completed the audit and assessment phases for all products. The modification of all products and related testing was completed by December 31, 1998. Selected older and discontinued products are not Year 2000 compliant and customers were so advised. The cost to update products for Year 2000 compliance was not significant and was completed in conjunction with ongoing development efforts.

          Teltronics completed an assessment of production equipment and related infrastructure. Such equipment and infrastructure was Year 2000 compliant.

          Teltronics also completed an assessment of the Year 2000 Issue for the computer system, which includes finance and production hardware and software. Teltronics leased a new computer system that is Year 2000 compliant. This system cost $570,000 and was capitalized in 1998. Internal costs increased $100,000 per year due to the computer system installation. The external installation and training costs were $130,000 and the installation

--- 15 ---

was completed by April 30, 1999, which was prior to any significant impact of the Year 2000 Issue on Teltronics' operating systems. Training and installation costs of $100,000 related to the new computer system were expensed as of December 31, 1999. The $130,000 was paid from operating cash flow. The system installation did not defer any additional systems projects.

          Teltronics has not encountered any Year 2000 problems subsequent to December 31, 1999 related to product, equipment or information systems. However, not all external vendors or systems have been used at this date.

SIGNIFICANT FLUCTUATION IN QUARTERLY OPERATING RESULTS

          Teltronics' sales and earnings are difficult to predict and are likely to fluctuate significantly on a quarterly and annual basis.

          It is difficult to predict the timing of sales because products are shipped shortly after orders are received and Teltronics' amount of unfilled orders is not significant. It is difficult to predict the buying patterns of Teltronics' major customers. Teltronics also recognizes a substantial amount of sales in the last month of each quarter.

          Due to the above factors, Teltronics believes quarter to quarter comparisons of Teltronics' operating results and financial condition should not be relied on as indicative of future performance. Teltronics plans to increase operating expenses based on sales increases and these expenses are relatively fixed in the short term. Teltronics may not be able to reduce such expenses in the short term if sales are lower than anticipated. These factors could significantly affect Teltronics' operating results, financial condition and cash flows.

DEPENDENCE ON CERTAIN SUPPLIERS; NO LONG-TERM CONTRACTS

          Although Teltronics has a favorable relationship with its suppliers, marketplace variants such as a bankruptcy, receivership, strike, labor unrest, boycott, liquidation, acquisition or merger, war, civil unrest, and atmospheric and other weather-related phenomenon could adversely affect these relationships. Teltronics currently has no long-term supply agreements to control costs and assure availability of inventory. Historically, Teltronics has generally been able to obtain its inventory without significant difficulty or delay. There have, however, been times when Teltronics was forced to pay a premium for inventory in short supply and has experienced occasional delays. Any significant changes in supply, including increased costs, could adversely affect planned growth. Teltronics has not experienced any such significant changes in supply or increased costs, other than the moderate effect of changes in the exchange rate of foreign currencies against the U.S. dollar, and does not anticipate significant difficulty regarding these matters.

LIABILITY INSURANCE

          Teltronics is and may be subject to product liability claims arising out of the use of Teltronics' products. In addition, Teltronics is and may be subject to other liability resulting from its day to day operations, including claims for negligence and environmental liability. On December 23, 1999, Teltronics renewed general liability, automobile and property insurance coverage with limits in the respective amounts of $2,000,000, $1,000,000 and $2,000,000, respectively. Teltronics also has an additional $6,000,000 insurance coverage for general liability and property insurance claims. If not renewed, these coverages are scheduled to expire on December 23, 2000. Although management of Teltronics believes these coverage limits to be adequate, there can be no assurance that these limitations are adequate or that the coverage will continue to be available at affordable rates.

LABOR AVAILABILITY AND EMPLOYEE RELATIONS

          Currently skilled and unskilled labor is reasonably available in Florida, but additional light or other industry moving to the area could reduce these labor pools. Furthermore, there can be no assurance that the unskilled work force currently available will be trainable as employees for Teltronics or that such labor will

--- 16 ---

remain available. Any increase in the competition for employees could have a significant effect upon both the availability and the price of skilled and unskilled labor.

          Teltronics currently believes its employee relations are good. Currently, none of Teltronics' employees are unionized. There can be no assurance, however, that a collective bargaining unit will not be organized and certified in the future. If certified in the future, a work stoppage by a collective bargaining unit could be disruptive and have a materially adverse effect on Teltronics until normal operations resume.

DIVIDENDS UNLIKELY

          Teltronics has never paid dividends on any class of its common stock. Teltronics' management anticipates that earnings generated from Teltronics' operations will be used to finance Teltronics' working capital and market expansion opportunities and that for the foreseeable future cash dividends will not be paid to holders of Teltronics' common stock.

DILUTION

          Teltronics has warrants, stock options, and convertible preferred stock outstanding that could result in the issuance of 2,591,091 shares of common stock. To the extent such shares are issued, the percentage of common stock held by existing Teltronics' stockholders will be reduced. Under certain circumstances the conversion or exercise of any or all of the convertible preferred stock, warrants or stock options might result in further dilution of the net tangible book value of the shares of existing Teltronics' stockholders. For the life of the convertible preferred stock, warrants or stock options, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price of the common stock, if any. The holders of the convertible preferred stock, warrants or stock options may be expected to exercise them at a time when Teltronics may be able to obtain needed capital on more favorable terms. In addition, Teltronics reserves the right to issue additional shares of common stock or securities convertible into or exercisable for common stock, at prices, or subject to conversion and exercise terms, resulting in reduction of the percentage of outstanding common stock they hold and, under certain circumstances, a further reduction of the net tangible book value of the stockholders' shares of common stock.

POTENTIAL FUTURE SALES PURSUANT TO RULE 144

          Approximately 2,448,480 shares of Teltronics' common stock presently outstanding are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. In general, under Rule 144 a person who has satisfied a one (1) year holding period may, under certain circumstances, sell within any three (3) month period that number of shares which does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of Teltronics and who has satisfied a two (2) year holding period without any volume limitation. Possible or actual sales of these shares of common stock under Rule 144 may have a material adverse effect on the market price of the common stock.

UNCERTAINTY OF PROTECTION OF PATENTS, COPYRIGHTS, LICENSES, TRADE SECRETS AND TRADEMARKS

          The telecommunications industry is subject to rapid technological change and there can be no assurance that Teltronics will be able to adapt to such change in a timely fashion or that the introduction of new products by others will not render Teltronics' patents, copyrights, licenses, trade secrets, trademarks and products less competitive or obsolete. Teltronics expects to continue spending significant funds in an effort to enhance already technologically complex equipment and develop or acquire new products. Failure to develop and introduce new or enhanced equipment on a timely basis might have an adverse impact on Teltronics' results of operations, financial condition and cash flows. Unexpected costs and delays are often associated with the process of designing, manufacturing and marketing enhanced versions of existing products and new products.

--- 17 ---

          Teltronics seeks to protect its confidential and proprietary information through the enforcement of confidentiality agreements with employees. There can be no assurance that these confidentiality agreements will adequately protect Teltronics' trade secrets or that competitors will not independently develop products similar to Teltronics' products.

EFFECT OF INTEREST RATE CHANGES

          Portions of Teltronics' debt are exposed to the impact of interest rate changes. Such exposure to market risk is inherent in certain of Teltronics' financial instruments which arise from transactions entered into in the normal course of business.

RELIANCE ON KEY PERSONNEL

          The success of Teltronics is dependent upon the experience and abilities of its senior management. There is significant competition in Teltronics' industry for qualified personnel. There can be no assurance that Teltronics will be able to retain its existing personnel or will be able to recruit new personnel to support its business marketing objectives, goals and plans.

CURRENCY FLUCTUATIONS

          Although Teltronics purchases a majority of its inventory from U.S. suppliers, Teltronics does purchase some of its inventory from suppliers in foreign countries. While Teltronics has not experienced a material adverse effect from fluctuation in the value of foreign currency, there can be no assurance that a material adverse effect will not result in the future. The costs of such components increase as the value of the United States dollar decreases in relation to foreign currencies. Fluctuations in the value of foreign currencies relative to the United States dollar could increase Teltronics' cost for such inventory and adversely impact Teltronics' results of operations, financial condition and cash flows.

INFLATION

          Teltronics does not believe that the relatively moderate rates of inflation experienced in the United States in recent years have had a significant effect on Teltronics' revenues or profitability. Although higher rates of inflation have been experienced in a number of foreign countries in which Teltronics plans to or may do business, Teltronics does not believe that such rates have had a material effect on Teltronics' results of operations, financial condition and cash flows. High inflation could have a material, adverse effect on Teltronics' results of operations, financial condition and cash flows.

DEPENDENCE ON CERTAIN SUPPLIERS AND THIRD PARTIES FOR PRODUCT DEVELOPMENT AND COMMERCIALIZATION

          Teltronics assembles all of its products at its facility in Sarasota, Florida. All components used in the assembly of Teltronics' products are purchased from distributors and manufacturers. Purchase orders for components are placed from one month to six months in advance, depending on the supply sensitivity of a particular component. Most components are available from several sources, based upon current price quotations. If these suppliers should reduce or discontinue carrying or manufacturing components for Teltronics, Teltronics' operations could be adversely affected until alternative sources are located and increased operating costs could result from product re-engineering required to use such substitute components. Certain electronic components used in Teltronics' products are purchased through American distributors from sources outside of the United States. In addition, the availability of such components may be affected by factors external to the United States, including war, civil strife, embargo and export or import restrictions. Although there can be no assurance for the future, Teltronics has not experienced and does not anticipate experiencing any significant difficulty in purchasing components.

--- 18 ---

GOVERNMENTAL REGULATION

          Teltronics is subject to the Federal Occupations Safety and Health Act and other laws and regulations affecting the safety and health of employees and the Fair Labor Standards Act and various state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. Teltronics is also subject to various state and local building codes and licensing requirements. Management believes Teltronics has obtained all necessary licenses and permits and that Teltronics is in substantial compliance with applicable federal, state and local laws and regulations. Failure to obtain necessary licenses and permits, and the failure to comply with applicable federal, state and local laws and regulations would adversely affect Teltronics' results of operations, financial condition and cash flows.

          Part 68 of the Federal Communication Commission ("FCC") Rules ("Part 68") contains the majority of the technical requirements with which telephone systems must comply to qualify for FCC registration for interconnection to the public telephone network. Part 68 registration represents a determination by the FCC that telecommunication equipment interfacing with the public telephone network complies with certain interference parameters and other technical specifications. FCC registrations for Teltronics' existing products have been granted and Teltronics intends to apply for FCC registration for all of its new products.

          Certain of Teltronics' products are also subject to and comply with regulation under the Part 15 of the FCC Rules ("Part 15") which requires equipment classified as containing a Class A computing device to meet certain radio and television signal interference requirements. Even if Teltronics' products satisfy this minimum compliance, Part 15 provides that operators of equipment containing Class A computing devices may be required to take whatever steps are necessary to correct radio and television interference caused by operation of such equipment in a residential area.

          Although the FCC regulations directly affecting Teltronics are limited to registration of certain products, many of Teltronics' customers are substantially regulated by the FCC and state utility commissions ("PUCs") concerning rates, services and other significant operational matters. There can be no assurance that a change in FCC or PUC regulation of Teltronics' customers will not adversely affect the marketability of Teltronics' products and its results of operations, financial condition and cash flows.

COMPETITIVE MARKET CONDITIONS

          Teltronics manufactures and markets electronic hardware and application software products for the telecommunications industry. This industry is price competitive and is subject to technological change. Teltronics' major competitors include ION Networks and Telco Research in remote maintenance and major companies such as Lucent and Northern Telecom in the telephone switching system market.

          Many of Teltronics' competitors have longer operating histories and significantly greater resources and name recognition. Teltronics cannot assure you that it will compete successfully against these companies. Teltronics expects that competition will increase as other established and emerging companies enter this market and as new products and technologies are introduced. Increased competition may result in price reductions, lower gross margins, loss of this market share and loss of resellers and personnel, any of which could significantly impact the operating results, financial condition and cash flows of Teltronics.

          ISI, a subsidiary of Teltronics, designs and manufacturers a small multimedia computer for the mobile computer industry. Historically, ISI has been unprofitable and there can be no assurance that ISI will obtain significant sales or achieve profitability in the future.

CONCENTRATION IN MAJOR CUSTOMERS

          In 1999, 59% of Teltronics' sales were concentrated in four customers. This concentration in major customers is expected to continue. The loss or material reduction in purchases by any major customer could have a significant impact on the operating results, financial condition and cash flows of Teltronics.

--- 19 ---

VOLATILITY OF STOCK PRICE

          The market price of Teltronics' common stock is subject to significant price fluctuations based on (a) changes in the business, operations, and future prospects, (b) general market and economic conditions, and (c) other factors affecting the perceived value of Teltronics' common stock. During the twelve month period ended December 31, 1999, the closing per share price of Teltronics' common stock has fluctuated from $1.50 to $6.50 per share.

CONTROL BY PRINCIPAL SHAREHOLDER

          As of February 22, 2000, a director and officer of Teltronics controlled 35.3% of Teltronics' common stock and 100% of Teltronics' Series A Preferred Stock. The shares of Series A Preferred Stock entitle the holder to cast 400 votes per common share. Subsequent to issuance of Teltronics' shares of common stock the director and officer will control 30.5% of Teltronics' common stock and 100% of Teltronics' Series A Preferred Stock.

PENDING LITIGATION

          In August, 1999, a former employee commenced an action against Teltronics in the Circuit Court, Twelfth Judicial Circuit, Sarasota County, Florida seeking damages for alleged violations of the Florida Worker's Compensation Law and the Family and Medical Leave Act. An answer with affirmative defenses was served and the action will be vigorously defended.

          In September, 1999, Teltronics and its subsidiary, ISI, were served with a counterclaim in connection with litigation commenced in July, 1998, by Teltronics and ISI in the United States District Court for the Middle District of Florida against two former employees and entities they control. Teltronics' and ISI's complaint seeks damages and equitable relief against the defendants for breach of fiduciary duties and contract obligations; fraud; conversion; theft of trade secrets; interference with contracts and business relations; and violations of federal and state anti-fraud statutes. The counterclaim seeks damages in excess of $3,000,000 for alleged interference with contracts, breach of employment contracts and trade slander. A reply was served to the counterclaim. The Company believes it has valid defenses to the counterclaim which will be vigorously defended. Trial is scheduled to commence in May, 2000.

SIGNIFICANT INDEBTEDNESS / ABILITY TO OBTAIN ADDITIONAL FINANCING

          Teltronics has incurred substantial short-term and long-term indebtedness which aggregated $5,593,000 and $1,510,000, respectively, as of December 31, 1999. Funds generated by Teltronics' operations have been sufficient to pay the interest on its short-term and long-term indebtedness.

          Teltronics has $1,500,000 of debentures and senior secured notes due April, 2000 and $1,250,000 due in February, 2002 accruing interest at 12%-13.5% annually. Teltronics' anticipates repaying or refinancing these balances from operating cash or with the proceeds from the sale of additional securities.

          The inability to repay or refinance this debt, debenture, and senior secured notes could significantly, adversely affect the operating results, financial condition and cash flows of Teltronics. In addition, the issuance of securities to repay the debt would potentially dilute the interest of holders of Teltronics' common stock.

POTENTIAL ADVERSE IMPACT OF INTEGRATION ON OPERATIONS

          Teltronics is acquiring Telident's assets under the Agreement with the expectation that Teltronics will realize certain benefits, including increased sales and profits. Achieving these anticipated benefits will depend in part on whether the operations and organization of Telident can be integrated with Teltronics in an efficient and effective manner.

--- 20 ---

          The successful integration will require, among other things, consolidation of operations, retention of key personnel and the elimination of certain duplicate corporate and administrative expenses. There can be no assurance that the integration will be accomplished smoothly or successfully. Failure to accomplish the effective integration of Telident could have a significant adverse effect on the operating results, financial condition and cash flows of Teltronics after the Transaction.

RETENTION OF CUSTOMERS

          Teltronics expects to retain the customer base of Telident. However, there can be no assurance that the customers will be retained. Failure to accomplish this could have a significant adverse effect on the operating results, financial condition and cash flows of Teltronics after completion of the Transaction.

REGULATORY REQUIREMENTS OR APPROVALS NECESARY

          FCC Parts 15 and 68 Equipment Registrations ("FCC Registrations") may be required for Teltronics to manufacture or sell Telident's 911-STS products that Teltronics will acquire under the Agreement ("911-STS Products"). The required FCC Registrations have been issued in the name of Telident for the 911-STS Products. Although Teltronics has applied for them, the required FCC Registrations have not yet been issued in the name of Teltronics. Until any required FCC Registrations have been issued in the name of Teltronics for the 911-STS Products, Teltronics may not be able to manufacture or sell the 911-STS Products.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

          This Joint Proxy Statement-Prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical facts and can be identified by words such as "may", "expect," "anticipate," "estimate," "hopes," "believes," "continue," "intends," "seeks," "contemplates," "suggests," "envisions" or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based largely on Teltronics' expectations and are subject to a number of risks and uncertainties, including but not limited to, (a) those risks associated with economic conditions generally and the economy in those areas where Teltronics has or expects to have assets and operations; (b) competitive and other factors affecting Teltronics' operations, markets, products and services; (c) those risks associated with Teltronics' ability to maintain the exclusive right and license to use patents, copyrights, and trademarks owned by it; (d) those risks associated with Teltronics' ability to successfully negotiate with certain customers; (e) risks relating to estimated contract costs, estimated losses on uncompleted contracts and estimates regarding the percentage of completion of contracts; (f) risks relating to changes in interest rates and in the availability, cost and terms of financing; (g) risks related to the performance of financial markets; (h) risks related to changes in domestic laws, regulations and taxes; (i) risks related to changes in business strategy or development plans; (j) risks associated with future profitability; (k) risks associated with other factors discussed elsewhere in this report and in documents filed by Teltronics with the SEC; (l) risks associated with the timely development, and market acceptance of products and technologies; (m) risks associated with the successful integration of acquisitions; (n) risks associated with the ability to reduce operating expenses; and (o) the ability to comply with the rules for inclusion in The Nasdaq Stock Market® or The Nasdaq SmallCap Market. Many of these factors are beyond Teltronics' control. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Joint Proxy Statement-Prospectus will, in fact, occur. Teltronics does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances and other factors discussed elsewhere in this Joint Proxy Statement-Prospectus and the documents filed or to be filed by Teltronics with the SEC.

--- 21 ---

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TELTRONICS

          The following selected consolidated financial data for Teltronics should be read in conjunction with the consolidated financial statements of Teltronics including the related footnotes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Teltronics, Inc." contained in Teltronics' Form 10-K for the year ended December 31, 1999.

TELTRONICS, INC. CONSOLIDATED STATEMENT OF OPERATIONS DATA
	Year Ended December 31,
	1999	1998 (1)	1997	1996 (2)(3)	1995 (4)

Net sales	$32,644,534	$ 26,794,674	$ 34,673,407	$ 28,878,016	$21,603,491
Gross profit	15,990,827	11,448,963	11,025,664	9,359,476	8,378,507
Operating expenses	13,662,235	11,156,756	12,110,926	11,401,763	7,611,517
Income (loss) from operations	2,328,592	292,207	(1,085,262)	(2,042,287)	766,990
Other income (expense):
Interest	(855,246)	(904,682)	(1,110,530)	(547,743)	(381,645)
Financing	(331,578)	(443,778)	(135,793)	(42,250)	(287,275)
Litigation	(77,220)	(58,346)	(189,645)	(323,094)	0
Gain on disposition	111,614	1,248,250	0	0	0
Gain on sale of software rights	0	0	0	0	165,000
Other	67,462	247,205	33,850	9,703	(2,466)
Total other income (expense)	(1,084,968)	88,649	(1,402,118)	(903,384)	(506,386)
Net income (loss)	$1,243,624	$ 380,856	$ (2,487,380)	$ (2,945,671)	$ 260,604

Net income (loss) attributable to common shareholders	$1,024,367	$ 130,856	$ (2,487,380)	$ (2,945,671)	$ 222,879

Net income (loss) per share:
Basic	$0.27	$0.04	$(0.74)	$(1.05)	$0.09
Diluted	0.25	0.04	(0.74)	(1.05)	0.08

Shares used in computing per share amounts:
Basic	3,844,470	3,417,744	3,382,223	2,817,586	2,528,018
Diluted	4,113,092	3,522,354	3,382,223	2,817,586	2,631,659

(1)	Reflects the divestiture of AT Supply, Inc. on March 6, 1998.
(2)	Reflects the acquisition of Interactive Solutions, Inc. on April 18, 1996.
(3)	Reflects the acquisition of Teltronics/SRX, Inc. on September 20, 1996.
(4)	Reflects the startup of AT Supply, Inc. in October, 1995.

--- 22 ---

TELTRONICS, INC. CONSOLIDATED BALANCE SHEET DATA
	December 31,
	1999	1998	1997	1996	1995
Cash	$ 954,764	$ 136,467	$ 435,538	$ 0	$ 264,379
Working capital (deficit)	805,259	668,480	(50,409)	(481,574)	887,433
Total assets	15,794,841	14,430,769	16,052,764	17,013,085	8,913,951
Current portion of long term debt and leases	5,592,822	4,500,244	4,923,050	4,354,981	2,717,716
Long term debt and leases	1,509,662	3,417,288	4,690,231	921,740	583,673
Shareholder's equity (deficit)	3,824,979	2,618,747	(711,846)	1,717,034	2,338,170

SELECTED HISTORICAL FINANCIAL DATA OF TELIDENT

          The following selected financial data for Telident should be read in conjunction with the financial statements of Telident including the related footnotes and "Management's Discussion and Analysis or Plan of Operations" contained in Telident's Form 10-KSB for year ended June 30, 1999 and Form 10-QSB for the quarter ended December 31, 1999.

          The information as of December 31, 1999 and for the six months ended December 31, 1999 and 1998 is derived from unaudited financial statements.

          The unaudited financial statements and related notes have been prepared in accordance with the rules and regulations of the SEC and on substantially the same basis as the annual financial statements. In the opinion of Telident's management, the financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, operating results, and cash flows for those periods presented. Operating results for the six month period ended December 31, 1999 are not necessarily indicative of the results that may be expected for the year ending June 30, 2000.

--- 23 ---

TELIDENT, INC. STATEMENT OF OPERATIONS DATA
	Six Months Ended December 31,		Year Ended June 30,

	1999	1998	1999	1998	1997	1996	1995

Net sales	$ 1,217,116	$ 1,447,896	$ 2,677,869	$ 2,269,000	$ 1,754,451	$ 2,454,807	$ 2,283,959
Gross profit	909,140	1,045,622	1,961,387	1,563,912	943,144	1,663,274	1,606,270
Operating expenses	899,060	940,725	1,868,470	2,137,591	3,858,300	3,014,005	2,148,313
Income (loss) from operations	10,080	104,897	92,917	(573,679)	(2,915,156)	(1,350,731)	(542,043)

Other income (expense):
Interest	(7,474)	(22,301)	(32,751)	(57,656)	(219,659)	(389,147)	(377,289)
Debt conversion expense	0	0	0	0	(679,797)	(63,333)	0
Other	27,754	26,202	54,487	30,220	36,377	10,584	0
Total other income (expense)	20,280	3,901	21,736	(27,436)	(863,079)	(441,896)	(377,289)

Net income (loss)	$ 30,360	$ 108,798	$ 114,653	$ (601,115)	$ (3,778,235)	$ (1,792,627)	$ (919,332)

Net income (loss) attributable to common shareholders	$ 30,360	$ (166,644)	$ (160,789)	$ (1,050,915)	$ (3,840,875)	$ (1,876,134)	$ (1,015,231)

Net income (loss) per share:
Basic	$ 0.01	$ (0.06)	$ (0.06)	$ (0.54)	$ (2.56)	$ (1.70)	$ (1.12)
Diluted	0.01	(0.06)	(0.06)	(0.54)	(2.56)	(1.70)	(1.12)

Shares used in computing per share amounts:
Basic	3,037,657	2,787,346	2,851,337	1,952,520	1,502,266	1,100,500	906,456
Diluted	4,053,365	2,787,346	2,851,337	1,952,520	1,502,266	1,100,500	906,456

TELIDENT, INC. BALANCE SHEET DATA
	December 31,	June 30,
	1999	1999	1998	1997	1996	1995
Cash, cash equivalents and restricted cash	$1,268,994	$1,232,519	$ 258,875	$ 22,319	$ 448,654	$ 181,744
Working capital (deficit)	1,931,761	1,846,117	625,592	312,279	(34,258)	(2,268,674)
Total assets	2,700,529	2,581,665	1,711,789	1,316,981	2,771,800	2,586,881
Current portion of long term debt and leases	5,441	28,330	101,519	85,913	49,650	2,275,241
Long term debt and leases	0	2,494	31,825	108,403	993,000	0
Shareholder's equity (deficit)	2,248,042	2,217,682	1,175,929	598,211	(155,699)	(1,604,876)

--- 24 ---

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL DATA

          The unaudited pro forma condensed combined consolidated financial data were derived from and should be read in conjunction with, and are qualified in their entirety by reference to, Teltronics' consolidated financial statements and the notes thereto, and Telident's financial statements and the notes thereto. The following unaudited pro forma condensed combined consolidated statement of operations for the fiscal year ended December 31, 1999 is prepared to show the potential impact on operating results of the acquisition of Telident as if the acquisition had been consummated on January 1, 1999. The unaudited pro forma condensed combined consolidated balance sheet at December 31, 1999 give effect to the acquisition of Telident as if it had occurred on December 31, 1999.

          The pro forma condensed combined consolidated financial data are based on certain assumptions and estimates and are not necessarily indicative of the results which would actually have been attained if the transaction had been consummated at the beginning of the indicated periods or as of the specific date, or which may be attained in the future.

          The acquisition of Telident will be accounted for under the purchase method of accounting and, therefore, these pro forma condensed combined consolidated financial data are prepared on such a basis. The purchase price of Telident has been allocated to the assets and liabilities based on preliminary estimates of their respective fair values and the pro forma condensed combined consolidated adjustments do not give effect to any potential sales increases or expense reductions.

          In the opinion of Teltronics' management, all adjustments necessary to present fairly such pro forma condensed combined consolidated financial data, as set forth in the accompanying explanatory notes, have been made.

--- 25 ---

Unaudited Pro Forma Condensed Combined Consolidated
Statement of Operations Data
Twelve Month Period Ended December 31, 1999

			Pro Forma
			Adjustments
			for the
	Teltronics	Telident	Telident		Pro Forma
	Historical	Historical (3)	Acquisition		Combined

Net sales	$ 32,644,534	$ 2,447,089	$ 0		$ 35,091,623
Gross profit	15,990,827	1,824,905	0		17,815,732
Operating expenses	13,662,235	1,826,805	13,000	(1)	15,502,040
Income (loss) from operations	2,328,592	(1,900)	(13,000)		2,313,692

Other income (expense):
Interest	(855,246)	(17,924)	0		(873,170)
Financing	(331,578)	0	0		(331,578)
Litigation	(77,220)	0	0		(77,220)
Gain on disposition	111,614	0	0		111,614
Other	67,462	56,039	0		123,501
Total other income (expense)	(1,084,968)	38,115	0		(1,046,853)

Net income (loss)	$ 1,243,624	$ 36,215	$ (13,000)		$ 1,266,839

Net income (loss) attributable to
common shareholders	$ 1,024,367	$ 36,215	$ (13,000)		$ 1,047,582

Net income per share:
Basic	$ 0.27				$ 0.23
Diluted	0.25				0.22

Shares used in computing
per share amounts:
Basic	3,844,470		637,500	(2)	4,481,970
Diluted	4,113,092		637,500	(2)	4,750,592

(1)	Reflects additional goodwill amortization expense of $4,000 and other identifiable intangibles amortization expense of $9,000. The intangible assets are amortized over their estimated useful lives using the straight-line-method.
(2)	Reflects shares of Teltronics' common stock issued in the acquisition of Telident's assets.
(3)	The results of Telident for the twelve months ended December 31, 1999.

--- 26 ---

Unaudited Pro Forma Condensed Combined Consolidated
Balance Sheet Data
as of December 31, 1999
			Pro Forma Adjustments for the Telident Acquisition
	Teltronics Historical	Telident Historical			Pro Forma Combined

Assets
Cash, cash equivalent & restricted cash	$ 954,764	$ 1,268,994	$(180,000)	(1)	$ 2,043,758
Accounts receivable	4,754,896	761,101	0		5,515,997
Inventories, net	5,319,765	282,924	0		5,602,689
Prepaid expenses & other current assets	236,034	71,229	(30,000)	(2)	277,263

Total current assets	11,265,459	2,384,248	(210,000)		13,439,707

Property, plant & equipment, net	3,872,018	133,094	(10,000)	(2)	3,995,112
				(2)
Other assets	657,364	183,187	66,958	(3)	907,509

Total assets	$ 15,794,841	$ 2,700,529	$ (153,042)		$ 18,342,328

Liabilities & shareholders' equity
Current portion of long term debt &
capital lease obligations	$ 5,592,822	$ 231,411	$ 0		$ 5,824,233
Accounts payable	3,151,492	97,829	0		3,249,321
Accrued expenses & other current
liabilities	981,030	96,948	100,000	(4)	1,177,978
Deferred income	734,856	26,299	0		761,155

Total current liabilities	10,460,200	452,487	100,000		11,012,687

Long term debt & capital lease
obligations	1,509,662	0	0		1,509,662

Common stock	4,056	243,013	(242,375)	(5)	4,694
Preferred stock	113	32,000	(32,000)	(5)	113
Additional paid-in capital	16,624,672	15,490,517	(13,496,155)	(5)	18,619,034
Accumulated deficit	(12,803,862)	(13,517,488)	13,517,488	(5)	(12,803,862)
Total shareholder's equity	3,824,979	2,248,042	(253,042)		5,819,979

Total liabilities & shareholders' equity	$ 15,794,841	$ 2,700,529	$ (153,042)		$ 18,342,328

(1)	Represents cash retained by Telident to cover estimated transaction costs of Telident related to the close of the Transaction.
(2)	Estimated value adjustments of Telident's assets resulting from the preliminary allocation of the purchase price. A final allocation and reclassification to inventories, prepaid expenses, property, plant and equipment and other assets is dependent upon analysis which has not progressed to a state at which there is sufficient information to make such an allocation.
(3)	To record $98,000 of identified intangible assets and goodwill, net of fair value adjustments to Telident's other assets noted in (2) above, that results from the acquisition and will be amortized over their estimated useful lives.

--- 27 ---

(4)	To record the estimated transaction costs related to the purchase. Estimated transaction costs include all costs directly incurred as a result of the purchase agreement including but not limited to, fees for the financial advisors accountants, and attorneys and other related costs.
(5)	Reflects 637,500 shares of Teltronics' common stock valued at $3.13 per share issued in the acquisition of Telident's assets and the elimination of Telident equity accounts.

SHAREHOLDER APPROVAL OF THE PLAN OF LIQUIDATION AND DISSOLUTION

GENERAL

          This Joint Proxy Statement-Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Telident, for use at the Special Meeting of Shareholders to be held in the Red River Room at the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, on Tuesday, May 23, 2000, at 3:00 p.m. local time, or at any adjournment or postponement thereof. All shares of common stock and Series III Convertible Preferred Stock represented by properly executed and returned proxies, unless such proxies have been previously revoked, will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed and returned proxies on which no specification has been made will be voted for the dissolution of Telident.

          This Notice of Special Meeting, this Joint Proxy Statement-Prospectus and the related proxy card are first being mailed to shareholders of Telident on or about April 25, 2000.

RECORD DATE AND OUTSTANDING VOTING STOCK

          The Board of Directors has fixed the close of business on March 31, 2000, as the record date for determining the holders of Telident's outstanding voting shares entitled to notice of, and to vote at, the meeting. On that date, there were 3,037,657 shares of Telident's common stock and 400,000 shares of Telident's Series III Convertible Preferred Stock issued, outstanding and entitled to vote.

REVOCABILITY OF PROXIES

          Any shareholder who executes and returns a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Telident, by executing a later-dated proxy and delivering it to the Secretary of Telident, or by attending the meeting and giving oral notice to the Secretary of Telident. Any written notice delivered to the Secretary of Telident should be sent to Brian D. Wenger, Secretary, Telident, Inc., Ten Second Street N.E., Suite 212, Minneapolis, Minnesota 55413.

VOTING AND SOLICITATION

          Each holder of common stock is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the record date. Each holder of Series III Convertible Preferred Stock is entitled to one vote per share of Telident's common stock determined on an as converted basis.

          Expenses incurred in connection with the solicitation of proxies will be paid by Telident. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of Telident may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. Telident will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of voting shares of Telident and will reimburse such persons for their reasonable expenses so incurred.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

          The presence, in person or by proxy, of the holders of at least a majority of the voting shares outstanding are entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. All votes

--- 28 ---

will be tabulated by the inspector of election for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

          If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

          If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

DISSENTERS' RIGHTS

          Telident's shareholders will not have any dissenters' or appraisal rights in connection with the dissolution of Telident.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

          When considering the recommendation of Telident's Board of Directors, you should be aware that certain officers and directors of Telident have interests in the transaction that are different from, or are in addition to, yours.

          On June 13, 1998, Telident entered into an engagement agreement by and between Telident and Manchester Financial (the "Engagement Agreement") under which Manchester Financial agreed to assist Telident with the acquisition of certain target companies. Under the terms of the Engagement Agreement, Manchester Financial is entitled to receive $6,500 as a monthly retainer and reimbursement of out-of-pocket expenses incurred on behalf of Telident. In addition, Manchester Financial is entitled to receive an accomplishment fee upon the closing of either Telident's acquisition of a target company or the acquisition of Telident by another company. This fee would consist of a cash payment equal to 3% of the total acquisition consideration and a five-year warrant to purchase 100,000 shares of Telident's common stock at an exercise price of not less than $2.50. As a consequence of these provisions, Telident expects that it will pay Manchester Financial approximately $110,000 upon the consummation of the proposed transaction with Teltronics. Pursuant to the Engagement Agreement, Telident issued a warrant to Manchester Financial entitling it to purchase 25,000 shares of common stock at $2.688 per share effective June 13, 1998. Telident also issued a warrant to Kenneth W. Hager pursuant to the Engagement Agreement entitling him to purchase 25,000 shares of common stock at $2.688 per share effective June 13, 1998. These warrants were exercisable through their fifth anniversary. The terms of these warrants were finalized in October 1998. Effective December 31, 1998, Manchester Financial and Kenneth W. Hager agreed to the cancellation of such warrants. Mark W. Sheffert, a member of the Board of Directors, is President and Chief Executive Officer of Manchester Companies and Manchester Financial. Bruce H. Senske, Telident's Interim Chief Executive Officer, is a Vice President at Manchester Companies. Kenneth W. Hager is an employee and Managing Director of Manchester Financial.

          On March 1, 1999, Telident entered into a one-year consulting agreement with Manchester Financial. Pursuant to the consulting agreement, Manchester Financial agreed to provide consulting services to Telident regarding financial and capitalization matters. The fee under this agreement was $25,000 or 10,000 shares of Telident common stock. In March 1999, Telident issued 10,000 shares of its common stock to Manchester Financial in connection with the consulting agreement. Mark W. Sheffert, a member of the Board of Directors, is President and Chief Executive Officer of Manchester Companies and Manchester Financial. Bruce H. Senske, Telident's Interim Chief Executive Officer, is a Vice President at Manchester Companies. Telident believes that all of the transactions set forth herein were made on terms no less favorable to Telident than could have been obtained from unaffiliated third parties. All future transactions, including loans, if any, between Telident and its officers, directors, and principal shareholders and their affiliates will be approved by a majority of the Board of

--- 29 ---

Directors, including a majority of the independent and disinterested non-employee directors, and will be on terms no less favorable to Telident than could be obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding beneficial ownership of Telident's common stock as of February 22, 2000, by (a) each person known by Telident to own beneficially more than five percent of its common stock, (b) each of Telident's directors, (c) the executive officer of Telident, and (d) the directors and executive officer as a group. Unless otherwise noted, each person identified below has sole voting and investment power as to the shares shown. Except as otherwise noted below, Telident knows of no agreements among its shareholders which relate to voting or investment power with respect to its common stock.

NAME AND ADDRESS OF BENEFICIAL OWNER (1) ----------------------------------------------------------------------	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1) (2) ---------------------	PERCENT OF CLASS (1) (2) ------------
John D. Wunsch (3)	1,767,720	47.1%
FAMCO, III, Limited Liability Company (4) Interchange Tower, Suite 850 600 S Highway 169 Minneapolis, MN 55426	1,765,009	47.1%
Special Situations Private Equity Fund, L.P. (5) 153 East 53rd Street New York, NY 10022	836,942	21.6%
Willis K. Drake (6)	151,381	5.0%
Mark W. Sheffert (7)	26,262	*
Scott R. Anderson (8)	4,862	*
David F. Durenberger (9)	4,500	*
Mack V. Traynor (10)	1,896	*
W. Edward McConaghay	1,250	*
Bruce H. Senske	0	0
All directors and executive officers as a group (8 persons) (11)	1,957,871	51.8%

* Less than 1%.

(1)	The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Unless otherwise indicated, the address for each listed shareholder is c/o Telident, Inc., Ten Second Street, N.E., Suite 212, Minneapolis, Minnesota 55413.

--- 30 ---

(2)	Percentage of beneficial ownership is based on 3,037,657 shares of common stock outstanding as of February 22, 2000. Shares issuable pursuant to the conversion of Series III Convertible Preferred Stock and the exercise of warrants and stock options are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Certain warrants reported herein contain antidilution rights which may be triggered upon exercise. The table reflects a conversion ratio of approximately 2.56 shares of common stock for each share of Series III Convertible Preferred Stock held by FAMCO III and 3.18 shares of common stock for each share of Series III Convertible Preferred Stock held by Special Situations, based on the conversion ratio in effect as of February 22, 2000.
(3)	John D. Wunsch is the President and Chief Executive Officer of Family Financial Strategies, Inc., which is an affiliate of FAMCO. As a result, FAMCO's shares totalling 1,765,009 shares are included in the beneficial ownership of Mr. Wunsch and the beneficial ownership of all directors and executive officers as a group. Mr. Wunsch's beneficial ownership also includes 2,711 shares purchasable by Mr. Wunsch pursuant to the exercise of stock options.
(4)	Represents 512,820 shares purchasable pursuant to the conversion of 200,000 shares of Series III convertible preferred stock, 200,000 shares purchasable pursuant to the exercise of warrants and 1,052,189 shares of common stock. John D. Wunsch and Greg Nelson are the natural persons who exercise control over FAMCO.
(5)	Represents 636,942 shares purchasable pursuant to the conversion of 200,000 shares of Series III convertible preferred stock and 200,000 shares purchasable pursuant to the exercise of warrants. MG Advisers L.L.C. is the general partner of and investment adviser to Special Situations. Austin W. Marxe and David M. Greenhouse are the natural persons who exercise control over Special Situations through MG Advisers L.L.C.
(6)	Represents 4,078 shares purchasable pursuant to the exercise of stock options and 147,303 shares of common stock.
(7)	Mr. Sheffert is President and Chief Executive Officer of Manchester Companies and its wholly owned subsidiary, Manchester Financial. As a result, the 10,000 shares of common stock held by Manchester Financial are included in the beneficial ownership of Mr. Sheffert and in the beneficial ownership of all directors and executive officers as a group. Mr. Sheffert's beneficial ownership also includes 13,224 shares purchasable pursuant to the exercise of stock options and 3,038 shares of common stock.
(8)	Represents shares purchasable pursuant to the exercise of stock options.
(9)	Represents 4,313 shares purchasable pursuant to the exercise of stock options and 187 shares of common stock.
(10)	Represents shares purchasable pursuant to the exercise of stock options.
(11)	Represents 512,820 shares purchasable pursuant to the conversion of 200,000 shares of Series III convertible preferred stock, 31,084 shares purchasable pursuant to the exercise of stock options, 200,000 shares purchasable pursuant to the exercise of warrants and 1,213,967 shares of common stock.

          The holders of the majority of the voting power of all Telident's shares entitled to vote must approve the dissolution of Telident pursuant to the Plan of Liquidation and Dissolution.

--- 31 ---

DESCRIPTION OF THE AGREEMENT

GENERAL

          Under the Agreement, Teltronics will acquire substantially all of the assets of Telident and assume certain liabilities in exchange for 637,500 shares of Teltronics' $.001 par value voting common stock ("Shares"). Ten percent of the Shares will be placed in escrow for 90 days to cover any indemnity claims of Teltronics under the Agreement. Depending on the aggregate amount of Telident's expenses in closing the sale of its assets pursuant to the Agreement, Teltronics may assume and pay up to $50,000 cash directly to the professional advisors of Telident for expenses and issue up to an additional 25,000 shares of its common stock to Telident's professional advisors in payment of such expenses. In addition, Teltronics shall assume Telident's liability, if any, in an amount not to exceed twenty-five thousand dollars ($25,000) in the aggregate solely with respect to certain pending litigation of Telident which is disclosed in Seller's Disclosure Statement and which liability is outstanding after closing. Holders of a majority of the voting securities of Telident have approved the Agreement and indicated their consent to the Transaction if the sale of Telident's assets to Teltronics closes prior to June 1, 2000.

          Completion of the Transaction is subject to certain conditions described in the Agreement, including but not limited to (a) approval by the shareholders of Telident of the dissolution of Telident and (b) registration under the Securities Act of 1933, as amended, of Teltronics' shares to be issued to Telident and subsequently distributed to the shareholders of Telident upon liquidation.

          There are numerous other provisions in the Agreement which are important in order to derive the full understanding of the sale of Telident's assets to Teltronics. There can be no assurance that the sale of assets will close or, if closed, that it will occur under the terms and conditions described in the Agreement. The above summary is qualified in its entirety by reference to the text and terms and conditions of the Agreement. (See AGREEMENT AT APPENDIX B)

ASSUMED LIABILITIES

          The Agreement requires that Teltronics assume the following liabilities of Telident:

-	All warranty obligations of Telident under certain distribution agreements and under a Standard Maintenance and Warranty policy of Telident identified in the Agreement.
-	All liabilities set forth on Telident's balance sheet as of the date of closing of the sale of assets under the Agreement. These liabilities, other than the liability captioned "Deferred Income - Maintenance" may not exceed $400,000, except if caused by increases in trade payables and amounts drawn under Telident's line of credit to cover Telident's operating expenses and the purchase of inventory (the "Excess") related to receivables and inventory (as reflected on Telident's financial statements prepared in accordance with GAAP consistently applied) created after October 31, 1999 in amounts at least equal to two hundred percent (200%) of the excess.
-	All obligations under certain leases and agreements identified in the Agreement accruing on and after the closing of the Agreement.
-	All deductibles for claims made after the closing of the sale of assets under the Agreement under those insurance policies of Telident for which Teltronics has elected, at its option, to be named as an additional insured.

--- 32 ---

REPRESENTATIONS AND WARRANTIES

          Each of Teltronics and Telident has made a number of representations and warranties in the Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the purchase and sale of Telident's assets to Teltronics.

          The representations and warranties given by Telident cover the following topics, among others, as they relate to Telident:

-	corporate organization and good standing;
-	the authorization, execution, delivery performance and enforceability of the Agreement and related matters;
-	the absence of conflicts with Telident's articles of incorporation, bylaws, or any agreements to which Telident is a party;
-	the receipt of required governmental or other consents or approvals, if any;
-	compliance with applicable environmental laws;
-	title to its assets;
-	filings and reports with the SEC and Telident's financial statements;
-	liabilities;
-	litigation involving Telident and Telident's compliance with laws;
-	tax returns and payments;
-	the absence of certain changes in Telident's business from September 30, 1999 to December 31, 1999;
-	the completeness and condition of Telident's assets;
-	trademarks, copyrights and licenses;
-	Agreements to which Telident is a party;
-	compliance with ERISA;
-	safety deposit boxes, lock boxes and securities;
-	transactions with affiliates;
-	customers and suppliers;
-	permits and licenses;
-	the accuracy of documents delivered by Telident to Teltronics;
-	inventory;
-	accounts receivable;
-	product warranties;
-	broker's or finder's fee in regard to Telident's sale of assets to Teltronics;
-	securities law compliance;
-	year 2000 compliance;

          The representations and warranties given by Teltronics cover the following topics, among others, as they relate to Teltronics and its subsidiaries:

-	corporate organization and good standing;
-	the authorization, execution, delivery, performance and enforceability of the Agreement and related matters;
-	the absence of conflicts with Teltronics certificate of incorporation, bylaws or any agreements to which Teltronics is a party;
-	the receipt of required consents or approvals, if any;
-	title to the shares of Teltronics' common stock to be issued pursuant to the Agreement;
-	filings and reports with the SEC and financial statements;
-	the absence of certain changes in Teltronics' business from September 30, 1999 to December 31, 1999;
-	tax returns and payments;
-	litigation involving Teltronics and compliance with laws;

--- 33 ---

-	brokers' or finder's fee in regard to Teltronics' purchase of Telident's assets;
-	the Registration Statement and Joint Proxy Statement-Prospectus;
-	the absence of preemptive rights for Teltronics' capital stock.

          The representations and warranties in the Agreement are complicated and not easily summarized. You are urged to carefully read the sections of the Agreement entitled "Representations and Warranties of Seller" and "Representations and Warranties of Buyer" located at Appendix B.

COVENANTS AND AGREEMENTS

          The Agreement includes certain covenants and agreements of Teltronics and Telident in connection with the purchase and sale of Telident's assets.

          Telident agreed that, from the date of the Agreement through the closing date of the purchase and sale of Telident's assets unless Teltronics consents in writing or as otherwise expressly contemplated by the Agreement, Telident would not:

-	modify its practices with respect to employee compensation or benefits;
-	issue or contract to issue any debt or guarantees of debt other than draws under existing lines of credit;
-	enter into any joint venture, partnership or other similar arrangement for the conduct of its business;
-	make any loans or advances to any employee, officer, director or affiliate of Telident;
-	directly or indirectly dispose or accelerate realization of any of its assets, including inventory and receivables, except in the ordinary course of business and consistent with past practice;
-	change the character of its business;
-	enter into any other transaction not in the ordinary course of business;
-	enter into any contract to merge or consolidate with any other corporation;
-	sell, transfer, or otherwise dispose of or encumber all or any part of the assets to be purchased by Teltronics, other than in the ordinary course of business.
-	issue any voting securities the effect of which would cause Special Situations and/or FAMCO, to hold voting rights less than 51% of the aggregate voting rights of Telident.

          Telident also agreed that, prior to the closing date of the purchase and sale of Telident's assets, it would:

-	use commercially reasonable efforts to preserve its business organization intact;
-	maintain its books, accounts and records in the usual manner consistent with prior years;
-	maintain in good repair, working order and condition, reasonable wear and tear excepted, all items of tools, furniture, machinery, vehicles, equipment and all other items of tangible, personal property in the assets purchased under the Agreement.

          Telident further agreed to:

-	permit Teltronics to have reasonable access to Telident's properties and records;
-	keep certain information confidential;
-	cooperate in the preparation and filing the registration statement and Joint Proxy Statement-Prospectus;
-	cause the holding of the special meeting of Telident's shareholders to take place;
-	take such action as may be necessary under the federal securities laws to file all documents necessary to complete the sale of assets under the Agreement;
-	advise and cooperate with Teltronics before issuing any public announcements;
-	notify Teltronics with respect to certain complaints, court orders, or investigations that would affect the sale of assets under the Agreement;

--- 34 ---

-	if requested by Teltronics to name Teltronics as an additional insured under Telident's existing insurance policies;
-	not compete with Teltronics for two (2) years after the closing date of the sale of assets under the Agreement.

          Teltronics agreed to:

-	keep certain information confidential;
-	prepare and file the Registration Statement and Joint Proxy Statement-Prospectus;
-	take such action as may be necessary under the federal securities laws to file all documents necessary to complete Teltronics' purchase of assets in the Agreement;
-	advise and cooperate with Telident before issuing any public announcements;
-	notify Telident with respect to certain complaints, court orders, investigations that would affect Teltronics' purchase of assets than the Agreement;
-	use its best efforts to cause the Shares to be issued to Telident pursuant to the Agreement to be approved for quotation on The Nasdaq SmallCap Market;
-	assume all of Telident's obligations under Telident's leases;

          The covenants and agreements contained in the Agreement are complicated and not easily summarized. You are urged to carefully read the sections of the Agreement entitled "Conduct of Business" and "Additional Covenants" located at Appendix B.

CONDITIONS TO COMPLETION OF THE PURCHASE AND SALE OF ASSETS

          The Agreement provides that Telident's obligations to complete the sale of assets under the Agreement are subject to the satisfaction or waiver of each of the following additional conditions:

-	Teltronics must perform in all material respects its obligations and covenants under the Agreement;
-	Teltronics' representations and warranties contained in the Agreement must be true and correct in all material respects as of the closing date of the purchase and sale of the assets under the Agreement;
-	Telident must receive a written opinion of Teltronics' counsel covering certain issues specified in the Agreement;
-	no litigation shall be commenced or pending against Teltronics seeking to restrain, prevent or change the transactions contemplated by the Agreement;
-	the Registration Statement and Joint Proxy Statement-Prospectus shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement or the Joint Proxy Statement-Prospectus shall have been issued;
-	Telident's shareholders shall have approved the dissolution of Telident;
-	Teltronics shall have accepted the assignment of Telident's lease described in the Agreement;
-	the Shares of Teltronics to be issued to Telident pursuant to the Agreement shall have been approved for quotation on The Nasdaq SmallCap Market;
-	all matters and proceedings in connection with the Agreement shall be reasonably satisfactory to Telident and Telident's counsel.

          The Agreement provides that Teltronics' obligations to complete the purchase of Telident's assets are subject to the satisfaction or waiver of each of the following additional conditions:

-	Telident must perform in all material respects its obligations and covenants under the Agreement;
-	Telident's representations and warranties contained in the Agreement must be true and correct in all material respects as of the closing date of the purchase and sale of assets under the Agreement;
-	Teltronics must receive a written opinion of Telident's counsel covering certain issues specified in the Agreement;

--- 35 ---

-	no litigation shall be commenced or pending against Telident seeking to restrain, prevent or change the transactions contemplated by the Agreement;
-	Teltronics shall have received evidence satisfactory to Teltronics and its counsel that all consents discharged by Telident have been duly obtained;
-	all matters and proceedings in connection with the purchase and sale of assets under the Agreement shall be reasonably satisfactory to Teltronics and Teltronics' counsel;
-	this Registration Statement and Joint Proxy Statement-Prospectus shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement or the Joint Proxy Statement-Prospectus shall have been issued;
-	Telident shall have assigned Telident's lease to Teltronics as described in the Agreement;
-	Telident's shareholders shall have approved the dissolution of Telident;
-	the escrow agreement covering 10% of the Shares contemplated by the Agreement shall have been executed;
-	the Shares of Teltronics to be issued to Telident under the Agreement shall have been approved for quotation on The Nasdaq SmallCap Market;
-	ten (10) days prior to the closing of Teltronics' purchase of Telident's assets, Telident shall deliver a list of its affiliates to Teltronics.

INDEMNIFICATION

          The Agreement provides that Telident indemnify Teltronics (including its current and future affiliates and any of their successors) from any losses incurred in connection with:

-	any breach of any covenant, obligation, representation or warranty of Telident contained in the Agreement;
-	any liability of Telident or its officers other than the liabilities assumed by Teltronics pursuant to the Agreement;
-	except with respect to the Assumed Liabilities assumed by Teltronics under this Agreement, the operation of Telident's business or the use of the assets purchased from Telident prior to the date of closing of the purchase and sale of Telident's assets under the Agreement;
-	any actions, claims, suits, or proceedings asserted by third parties alleging personal injury or property damage due to, arising out of, or by reason of the design, manufacture or use of any products of Telident's business manufactured on or prior to the closing date of the purchase and sale of Telident's assets under the Agreement;
-	any worker's compensation claims of any employee or former employee of Telident relating to events occurring on or prior to the closing date of the purchase and sale of Telident's assets under the Agreement;
-	any and all claims for compensation and other employee benefits (including, but not limited to, severance pay, outplacement benefits, disability benefits, health, retiree medical, worker's compensation, tuition assistance, death benefits, and pension and profit sharing plans and claims relating to employment or termination of employment) accruing on or prior to the closing date of the purchase and sale of Telident's assets under the Agreement, or on or after the closing date of the purchase and sale of Telident's assets under the Agreement with respect to the payment of severance benefits and other welfare benefit payments, if any, with respect to (i) employees in Telident's business who are laid off on or prior to the date hereof and (ii) employees in Telident's business who, on the date hereof, are on medical leave or disability, and related costs and liabilities, regardless of whether such claims and related costs and liabilities are made or incurred before, on or after the closing date;
-	any liabilities, obligations or expenses of Telident not included in the Assumed Liabilities assumed by Teltronics pursuant to the provisions of the Agreement;
-	all claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys fees and expenses, incident to the foregoing (other than Assumed Liabilities).

--- 36 ---

          The Agreement provides that Teltronics will indemnify Telident (including its current and future affiliates and any of their successors) from any losses incurred in connection with:

-	any misrepresentation in or breach of the representations and warranties of Teltronics or the failure of Teltronics to perform any of its covenants or obligations contained in this Agreement, or in any exhibit, schedule, certificate or other instrument or document furnished or to be furnished by Teltronics pursuant to the Agreement or in connection with the transactions contemplated by the Agreement;
-	the use by Teltronics of the Purchased Assets after Teltronics has received good and valid title to the Purchased Assets;
-	the Assumed Liabilities;
-	all claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses, incident to the foregoing;
-	any actions, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses (incurred thereon at trial and upon appeal), incident to the foregoing.

          The Agreement further provides that: (a) neither Teltronics nor Telident will assert a claim for indemnification unless indemnified losses exceed $50,000; and (b) the total liability of Teltronics and Telident indemnified losses will not exceed the value of ten percent of the Shares to be transferred to Telident. Ten percent of Teltronics' shares issued under the Agreement will be placed in escrow for a period of 90 days at the closing of the purchase and sale of Telident's assets under the Agreement.

AMENDMENT; WAIVER

          The Agreement may only be amended by a written instrument signed on behalf of Teltronics and Telident.

          At any time prior to the closing date of the purchase and sale of Telident's assets under the Agreement, Teltronics and Telident, by action of their respective Boards of Directors, may, in a written instrument, waive compliance with any obligation of the other party, or with any conditions to its own obligations, under the Agreement.

DESCRIPTION OF THE PLAN OF LIQUIDATION AND DISSOLUTION

GENERAL

          The voluntary dissolution of Telident will take place in accordance with the Plan of Liquidation and Dissolution, and will involve the completion of the following steps in the order set forth below:

•	The Plan of Liquidation and Dissolution will become effective upon the approval of the Telident shareholders at the special meeting.
•	Telident will file a notice of intent to dissolve with the Minnesota Secretary of State.
•	Telident will consummate the sale of substantially all of Telident's assets to Teltronics in exchange for shares of the common stock of Teltronics pursuant to the Agreement .
•	Telident's Board of Directors will ascertain and pay or make provision for the payment of all obligations of and claims against Telident, retaining an amount of assets which, in the judgment of Telident's Board of Directors, will be sufficient to satisfy the requirements of Minnesota law and to pay such obligations and claims.

--- 37 ---

•	Telident will make one or more pro rata distributions to Telident's shareholders of all Telident's remaining assets.
•	Telident will be formally dissolved in accordance with Minnesota law by filing Articles of Dissolution with the Minnesota Secretary of State and outstanding shares of Telident common stock will be canceled as part of the voluntary dissolution. (See PLAN OF LIQUIDATION AND DISSOLUTION AT APPENDIX A)

          Telident will retain an amount of assets which, in the judgment of Telident's Board of Directors, will be sufficient to satisfy the requirements of Minnesota law and sufficient to pay or adequately provide for the payment of any known, actual or contingent liabilities of Telident. As of the date of this Joint Proxy Statement-Prospectus, Telident's Board of Directors intends to retain assets worth approximately $290,000 for the payment of liabilities. This amount is subject to change and may not be known until after the date of the special meeting. The assets retained will be a portion of the Teltronics common stock received by Telident in the transaction and cash.

          You will have a beneficial interest in the retained assets in the same proportion as your ownership of Telident common stock.

          Following Telident's payment of all creditors, Telident will be liquidated and the remaining assets will be distributed to you as soon as practicable following the winding up of Telident's affairs. The remaining assets will be distributed on a pro rata basis and fractional shares will be rounded to the nearest whole share. Telident will then be dissolved in accordance with Minnesota law. Outstanding shares of Telident common stock will then be canceled as part of the voluntary dissolution.

BACKGROUND TO THE TRANSACTION

          On July 30, 1999, at the request of Telident, Manchester Companies, Telident's investment banker, telephoned Ewen Cameron, President and CEO of Teltronics to explore strategic opportunities for Telident. In anticipation of a business review of Telident, Teltronics and Telident entered into a confidentiality agreement for the purpose of permitting Teltronics to review certain non-public information relating to a possible transaction with Telident.

          On August 3, 1999, Edward McConaghay, then Telident's President and CEO, and Manchester Companies had a telephone conference call with Ewen Cameron, President and CEO of Teltronics, and William Hutchinson, EVP and COO of Teltronics. Mr. McConaghay presented a review of Telident. The discussion included strategy, competitive landscape, market trends, sales and marketing, product development, service organization, management and organization, historical and projected financial results. From time to time thereafter, representatives of Teltronics requested and received certain additional information from Telident.

          On August 4, 1999, Telident's Board of Directors met to discuss certain issues regarding Teltronics.

          On August 9, 1999, certain officers of Teltronics met with several executives of Telident in Minneapolis, Minnesota to conduct a high level business review of Telident.

          On September 16, 1999, Mr. McConaghay and Manchester Companies attended a meeting with another interested company. Mr. McConaghay provided an overview of Telident and discussed in detail strategies and potential synergies of combining the two companies. The discussion included strategy, competitive landscape, market trends, sales and marketing, product development, service organization, management and organization, historical and projected financial results.

--- 38 ---

          On September 21, 1999, Mack Traynor, a director of Telident, and Manchester Companies attended a meeting with another interested company. Mr. Traynor provided an overview of Telident and discussed strategies and synergies of combining the two companies. The discussion included strategy, competitive landscape, market trends, sales and marketing, product development, service organization, management and organization, historical and projected financial results.

          On October 4, 1999, Mr. McConaghay and Manchester Companies had a telephone conference call with Peter Tuckerman, VP of Teltronics, and Jeffrey Box, VP of Development and CTO of Teltronics. Mr. McConaghay provided a detailed review of Telident that included a review of the technology of Telident in preparation for Teltronics' visit to Telident.

          On October 9, 1999 Ewen Cameron, President and CEO of Teltronics, Peter Tuckerman, VP of Teltronics, and Jeffrey Box, VP of Development and CTO of Teltronics met with several executives of Telident at Telident's headquarters in Minneapolis, Minnesota for the purpose of conducting a high-level business review of Telident. During such meeting, representatives of Telident provided to Teltronics certain information regarding Telident.

          On November 2, 1999, Telident's Board of Directors met to discuss certain issues regarding Teltronics.

          On November 12, 1999, Mark Sheffert, Chairman of Telident, Mr. McConaghay, and Manchester Companies met with several executives of Teltronics at Teltronics' headquarters in Sarasota, Florida, to conduct a high-level business review of Teltronics. During such meeting, Teltronics provided to Telident certain information regarding Teltronics.

          On November 15, 1999, Teltronics provided Telident with its initial draft Letter of Intent indicating its interest in buying the assets of Telident for shares of Teltronics stock, subject to satisfying completion of a due diligence review of Telident and negotiation of definitive documentation.

          On November 19, 1999, senior executives of Telident and members of the special committee of Telident's Board of Directors discussed the terms of the Letter of Intent. Representatives of Teltronics and Telident and their respective counsel commenced negotiations with respect to the Letter of Intent.

          On November 24, 1999, Teltronics provided Telident with a revised Letter of Intent and negotiations continued.

          On November 30, 1999, Mr. Traynor and Manchester Companies attended a meeting with another interested company. Mr. Traynor provided an overview of Telident and discussed in detail Company strategies and potential synergies of combing the two companies. The discussion included strategy, competitive landscape, market trends, sales and marketing, product development, service organization, management and organization, historical and projected financial results.

          On December 2, 1999, Telident's special committee to the Board of Directors met to discuss the revised Letter of Intent submitted to Telident. The committee made a decision to recommend to Telident's Board of Directors that the Letter of Intent be accepted.

          On December 3, 1999, Telident's Board met to discuss the revised Letter of Intent submitted to Telident. Telident's Board authorized and empowered Mr. McConaghay to enter into the Letter of Intent, which was formally executed on December 6, 1999.

          On December 7, 1999, Teltronics and Telident issued a joint press release announcing the execution of a Letter of Intent.

          On December 7, 1999, representatives of Telident and Teltronics and their respective counsel commenced negotiations with respect to the Agreement of Sale.

--- 39 ---

          On December 31, 1999, Teltronics and Telident entered into the Agreement of Sale.

          On January 7, 2000 Teltronics and Telident issued a joint press release announcing the execution of the Agreement of Sale.

          On February 10, 2000, Telident requested an amendment to the Agreement of Sale.

          On February 14, 2000, Telident's Board of Directors met and approved the Amendment to the Agreement of Sale.

          On February 16, 2000, Teltronics and Telident entered into an Amendment to the Agreement of Sale to delete a provision in the Agreement of Sale under which Telident would purchase certain molds owned by Teltronics' majority owned subsidiary for $1,100,000. Telident always intended to dispose of the molds as part of its dissolution. The Amendment amended the transaction to provide that (1) Telident will not purchase the molds and (2) the funds to purchase the molds under the original Agreement of Sale are included as part of the assets of Telident to be purchased by Teltronics. The consideration to be distributed to Telident's shareholders is the same under both the original Transaction structure and the amended Transaction structure.

REASONS FOR THE TRANSACTION - TELTRONICS

          Teltronics' Board of Directors ("Teltronics' Board") anticipates that after completion of the Transaction, Teltronics should have the potential to realize long-term improved operating and financial results and should be in a stronger competitive position with respect to its competitors in the emergency E-911 marketplace. Teltronics' Board has identified the potential benefits it believes the purchase of Telident's assets under the Agreement will contribute to the improved competitive position of Teltronics. These potential benefits include the following:

1.	Enhancing the technological capability of Teltronics' 911 telecommunications products.
2.	Exposing Teltronics to new customers in existing and new markets.
3.	Increasing the number of commercial relationships available to support and market Teltronics' products and services.
4.	Providing the opportunity for expanded research and development of Teltronics' 911 telecommunications products.

REASONS FOR THE TRANSACTION AND RECOMMENDATION OF TELIDENT'S BOARD

          In reaching its decision to approve the Plan of Liquidation and Dissolution and the Agreement, Telident's Board of Directors consulted with (a) its legal counsel regarding the legal terms of the transaction and the Board's obligations in its consideration of the proposed transaction, (b) its financial advisors regarding the financial aspects of the proposed transaction, and (c) the management of Telident.

          Telident's Board concluded that the Transaction represented a unique strategic fit between two companies with similar business strategies and complementary t elecommunication product offerings, and that the Transaction was in the best interests of Telident and its shareholders. In concluding that the Transaction is fair to, and in the best interests of, all Telident shareholders, including unaffiliated shareholders, Telident's Board considered the following information and factors:

1.	The Transaction will provide Teltronics with significantly greater resources, and provide the opportunity to market a more complete product offering and greater sales and marketing capabilities than those of Telident alone, and enable Teltronics to compete more effectively with competitors having greater resources and broader product offerings than Telident.

--- 40 ---

2.	A larger combined customer base and complementary distribution channels will provide leverage for expanded sales and marketing opportunities for Teltronics.
3.	The potential for achieving long-term economies of scale, particularly in the future growth of Telident's products and revenues, that would not have been as readily achievable by Telident alone.
4.	The potential for Teltronics to provide a broader range of products, product features and solutions as a result of the Transaction, thereby enhancing Teltronics' competitive strength and increasing its ability to satisfy the requirements of existing and new customers.
5.	The potential for increased revenues by selling to Teltronics' installed customer base and through its sales force.
6.	The potential benefits from a possible combination of management resources of Telident and Teltronics, including the experience, knowledge and established customer relationships of senior personnel from both companies.
7.	The ability of Teltronics to develop products more quickly and to attract and retain critical and scarce engineering talent as a result of having access to both companies' financial, development, personnel and other resources.
8.	The existence of Teltronics' large and competent engineering base.
9.	Information concerning the historical financial performance, business operations, financial condition and prospects of Teltronics, including Teltronics' periodic reports filed with the SEC and publicly available financial information regarding Teltronics, such as third party analysts' reports, analysts' projections and analysts' comments and historical stock price, volatility and volume data.

          Telident's Board also considered potentially negative factors relating to the Transaction, including (a) the risk that the benefits sought in the Transaction would not be fully achieved, (b) the risk that the sale of assets would not be consummated and the effect of the public announcement of the sale of assets on Telident's sales and operating results, (c) the impact of the Transaction on key customer relationships, (d) the difficulty of and risks associated with integrating the acquired assets, (e) the possibility that the full value may not be received in connection with the sale or other disposition of the operating business of Telident, (f) the risk that the Transaction would not be treated as a tax-free organization and that a ruling regarding such treatment would not be sought from the Internal Revenue Service, (g) all of the other uncertainties associated with the Transaction and (i) the factors listed above under "Risk Factors" which apply to Teltronics. Telident's Board concluded that these factors were outweighed by the potential benefits to be gained by the Transaction.

          The foregoing discussion of the information and factors considered by Telident's Board is not intended to be exhaustive, but is believed to include all material factors considered by Telident's Board. In view of the wide variety of information and factors, both positive and negative, considered by Telident's Board, Telident's Board did not find it practicable, and did not quantify or otherwise assign relative or specific weights to the foregoing factors considered. After taking into consideration all of the factors set forth above, Telident's Board unanimously determined that the Plan of Liquidation and Dissolution and the Agreement were in the best interests of Telident and its shareholders, and that Telident should complete the Transaction by consummating the Plan of Liquidation and Dissolution and performing the Agreement.

--- 41 ---

VOTES REQUIRED FOR APPROVAL

          Teltronics and Telident are not required to submit the sale of Telident's assets under the Agreement to their shareholders for approval. However, the holders of a majority of the voting power of all Telident's shares entitled to vote must approve the dissolution of Telident pursuant to the Plan of Liquidation and Dissolution.

          As of February 22, 2000, FAMCO owned 200,000 shares of Telident's Series III Convertible Preferred Stock and 1,052,189 shares of Telident's common stock, and Special Situations owned 200,000 shares of Telident's Series III Convertible Preferred Stock. Based on the conversion ratio of the Series III Convertible Preferred Stock as of February 22, 2000, the shares owned by FAMCO and Special Situations represent approximately 52.6% of the shares entitled to vote on the dissolution of Telident. This percentage does not include an aggregate of 400,000 shares subject to warrants exercisable by such parties within 60 days of the date of this Joint Proxy Statement-Prospectus.

          FAMCO and Special Situations have agreed to vote their shares of Telident's common stock and Series III Convertible Preferred Stock in favor of the dissolution of Telident provided the purchase and sale of Telident's assets pursuant to the Agreement closes on or before June 1, 2000 ("Voting Agreements"). Based on the conversion ratio of the Series III Convertible Preferred Stock as of February 22, 2000, assuming FAMCO and Special Situations comply with their obligations under the Voting Agreements, the dissolution of Telident is assured.

          All of the current directors and executive officers of Telident, as of February 22, 2000, owned 151,778 shares of Telident representing approximately 3.6% of the shares entitled to vote on the dissolution of Telident. These individuals intend to vote all shares owned by them in favor of the dissolution. This percentage does not include 31,084 shares subject to options exercisable within 60 days of the date hereof, any shares owned by FAMCO which are beneficially owned by John D. Wunch, a director of Telident, or 10,000 shares owned by Manchester Financial which are beneficially owned by Mark W. Sheffert, an executive officer of Telident.

          Assuming compliance with the Voting Agreements, a majority vote of unaffiliated shareholders is not required to approve the dissolution. After approval of the dissolution, Telident's Board plans to sell or otherwise dispose of all of Telident's assets pursuant to the Agreement, and liquidate and dissolve Telident pursuant to the Plan of Liquidation and Dissolution.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF TELTRONICS

          The shares of Teltronics' common stock to be issued in connection with the Transaction will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Teltronics' common stock issued to any person who is deemed to be an "affiliate" of Teltronics at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Teltronics and may include some of Teltronics' officers and directors, as well as it principal shareholders. Affiliates may not sell their shares of Teltronics' common stock acquired in the liquidation of Telident except pursuant to:

-	an effective registration statement under the Securities Act covering the resale of those shares (however, Teltronics is not required to file any such registration statement);
-	an exemption under paragraph (d) of Rule 145 under the Securities Act; or
-	any other applicable exemption under the Securities Act.

          Teltronics' Registration Statement on Form S-4, of which this Joint-Proxy Statement-Prospectus forms a part, does not cover the resale of shares of Teltronics' common stock to be received by affiliates in the liquidation.

--- 42 ---

LISTING ON THE NASDAQ SMALLCAP MARKET OF THE COMMON STOCK TO BE ISSUED BY TELTRONICS

          Teltronics will use reasonable efforts to cause the shares of Teltronics' common stock to be issued in connection with the Transaction to be approved for listing on The Nasdaq SmallCap Market.

DELISTING AND DEREGISTRATION OF TELIDENT'S COMMON STOCK

          If the Transaction is completed, Telident's common stock will be delisted from The Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act of 1934.

FAILURE TO COMPLETE THE TRANSACTION COULD NEGATIVELY IMPACT TELIDENT'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS

          If the Transaction is not completed for any reason, Telident may be subject to the following material risks:

-	the price of Telident's common stock may decline to the extent that the current market price of Telident's common stock reflects a market assumption that the Transaction will be completed; and
-	costs related to the Transaction, such as legal, accounting and financial advisor fees, must be paid even if the Transaction is not completed.

          If the Transaction is terminated and Telident's Board of Directors determines to seek another business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price for substantially all of Telident's assets than that which would be paid pursuant to the Agreement. Further, if Telident terminates the Agreement by breach, Telident will be subject to all remedies available to Teltronics under the Agreement, at law or in equity, including without limitation an action seeking damages for breach of the Agreement.

DISSENTERS' OR APPRAISAL RIGHTS

          Under Delaware law, Teltronics' stockholders do not have any dissenters' or appraisal rights with respect to the Transaction.

          Under Minnesota law, Telident's shareholders do not have any dissenters' or appraisal rights in connection with the Transaction.

DESCRIPTION OF TELTRONICS' SECURITIES

TELTRONICS' COMMON STOCK

          Teltronics has 40,000,000 authorized shares of common stock, $.001 par value per share, of which 4,060,522 shares were issued and outstanding as of February 22, 2000. All shares of Teltronics' common stock outstanding are, and the shares offered hereby when paid for and issued will be, legally issued, fully paid and non-assessable. Holders of Teltronics' common stock are entitled to one vote per share with respect to all matters that are required by law to be submitted to vote of shareholders. Holders of the common stock are not entitled to cumulative voting. This means that the holder(s) of more than fifty percent of the aggregate voting rights of Teltronics' securities, including shares of preferred stock described below, can elect all of the directors of Teltronics. The common stock has no redemption, preemptive or sinking fund rights. Holders of Teltronics' common stock are entitled to dividends when, as and if declared by Teltronics' Board of Directors from funds legally available therefore. Teltronics has never paid any dividends on its common stock and intends, for the foreseeable future, that earnings generated by Teltronics' operations will be used to pay dividends on the Series B

--- 43 ---

Preferred Stock, if any, and to finance Teltronics' working capital and market expansion requirements. Teltronics, therefore, does not anticipate that any dividends will be paid to holders of common stock. In the event of the liquidation, dissolution or winding up of Teltronics, holders of common stock are entitled to share ratably in the amount available for distribution to the holders of common stock.

TELTRONICS' NON-VOTING COMMON STOCK

          Teltronics is authorized to issue 5,000,000 shares of non-voting common stock. Teltronics' Board of Directors has the power to determine the dividend, conversion rights, redemption rights and similar matters of any future series of non-voting common stock that may be issued. None of the non-voting common stock was issued and outstanding as of February 22, 2000.

TELTRONICS' PREFERRED STOCK

          Teltronics is authorized to issue 5,000,000 shares of preferred stock, par value $.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as Teltronics' Board may determine without further action by Teltronics' shareholders.

          Teltronics has designated and issued to an officer and director 100,000 of the shares of the preferred stock as Series A Preferred Stock (the "Series A Preferred Stock"), all of which were outstanding as of February 22, 2000. Each share of the Series A Preferred Stock is entitled to 400 votes and is not entitled to any dividends in preference to shares of Teltronics' common stock. The Series A Preferred Stock is subject to restrictions on transfer and resale, including the right of Teltronics to approve or disapprove any sale, transfer or other disposition to any third party not controlled by this officer and director. The Series A Preferred Stock is not convertible into and has no liquidation preference over shares of Teltronics' common stock.

          Teltronics has designated and issued 12,625 shares of the preferred stock as Series B Preferred Stock (the "Series B Preferred Stock"), all of which were outstanding at February 22, 2000. Each share of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which such share of Series B Preferred Stock is convertible and dividends payable in cash until February 2002, at the rate of $12.00 per share per annum payable quarterly. In the event of liquidation, dissolution or winding up of Teltronics prior to any distributions to the holders of any other class or series of capital stock of Teltronics, including holders of common stock, the holders of the Series B Preferred Stock are entitled to receive $100.00 per share. The shares of Series B Preferred Stock are convertible at the option of the holder, in whole or in part, at any time at an initial conversion price of $2.75 per share, subject to adjustment under certain circumstances. Teltronics has the option, under certain circumstances, commencing February 26, 2000, to redeem the Series B Preferred Stock.

TELTRONICS' WARRANTS

          On February 25, 1998, Teltronics issued a warrant to purchase 890,000 shares of Teltronics' common stock at an exercise price of $2.75 per share. The warrant is exercisable in whole, or in part, at any time during a five year period beginning on the date of issuance. The fair value of the warrant was recorded as deferred financing costs and totaled $569,600. This amount is being amortized to financing expense over the life of the subordinated secured debentures that were issued to the holder of the warrants.

PERCENTAGE OF VOTING SHARES OWNED BY DIRECTORS AND OFFICERS

          Teltronics' directors and officers (including their affiliates) own approximately 36.1% of Teltronics' common stock. A director and officer of Teltronics owns 100% of the outstanding shares of Teltronics' Series A Preferred Stock. Each share of the Series A Preferred Stock is entitled to 400 votes per share with respect to all matters that are required by law to be submitted to a vote of Teltronics' shareholders.

--- 44 ---

COMPARISON OF RIGHTS OF HOLDERS OF TELIDENT'S STOCK
AND HOLDERS OF TELTRONICS' STOCK

          Telident's Articles of Incorporation, as amended ("Telident's Articles"), Telident's bylaws, as amended ("Telident's Bylaws"), and the Minnesota Business Corporations Act ("MBCA") currently govern the rights of Telident's stockholders. Teltronics' Certificate of Incorporation ("Teltronics' Certificate"), Teltronics' bylaws ("Teltronics' Bylaws") and the Delaware General Corporation Law ("DGCL") govern the rights of Teltronics' stockholders. After the dissolution, Teltronics' Certificate, Teltronics' Bylaws and the DGCL will govern the rights of Telident's stockholders who become stockholders of Teltronics in conjunction with the liquidation of Telident. In some respects, the rights of holders of Telident's common stock are similar to the rights of holders of Teltronics' common stock and in other respects the rights differ. The following is a summary comparison of the rights of holders of common stock of Telident and Teltronics. This summary is not a complete comparison of these rights, and is qualified in its entirety by reference to Telident's Articles, Telident's Bylaws, the MBCA, Teltronics' Certificate, Teltronics' Bylaws and the DGCL.

          While we believe the following summary covers the material differences between the rights of holders of Teltronics' and Telident's capital stock, it may not contain all of the information that is important to you. You should carefully read this Joint Proxy Statement-Prospectus and the other documents we refer to in this summary for a more complete understanding of these rights.

CLASSES OF COMMON STOCK OF TELTRONICS AND TELIDENT

          Teltronics has only one class of common stock issued and outstanding. Teltronics' Certificate, however, also authorizes the issuance of 5,000,000 shares of non-voting common stock. All shares of Teltronics' issued and outstanding common stock entitle each holder to identical rights and privileges.

          Telident's Articles authorize only one class of common stock. All shares of Telident's common stock entitle each holder to identical rights and privileges.

NUMBER OF DIRECTORS

          Teltronics' Board currently consists of four directors. The number of seats can only be changed by action of the shareholders or by vote of a majority of Teltronics' Board.

          Telident's Board currently consists of 7 directors. The number of seats on Telident's Board can be fixed from time to time by resolution of the shareholders subject to increase by resolution of Telident's Board.

REMOVAL OF DIRECTORS

          Teltronics' directors or Teltronics' entire active Board may be removed, with or without cause, by the holder of securities of Teltronics possessing a majority of the voting power of all Teltronics' securities.

          Telident's directors, or Telident's entire Board, may be removed, with or without cause, at any special meeting called for such purpose, by the holders of a majority of the shares then entitled to vote at an election of directors. In addition, any director appointed to fill a vacant seat by Telident's Board can be removed at any time, with or without cause, by the affirmative vote of a majority of all remaining directors, if the shareholders have not elected directors in the interval between the appointment to fill the vacancy and the time of removal.

VACANCIES AND NEWLY CREATED DIRECTORSHIPS

          Newly created directorships and vacancies in Teltronics' Board, including vacancies resulting from the resignation of directors effective immediately or at a future date or from removal of directors, with or without cause, may be filled by vote of Teltronics stockholders, by vote of majority of Teltronics directors then in office

--- 45 ---

(including directors whose resignations are effective at a future date), although less than a quorum, or by the sole remaining directors.

          Any vacancy occurring in Telident's Board may be filled by an affirmative vote of a majority of Telident's directors remaining in office, even though the remaining directors be less than a quorum. Any newly created directorship resulting from an increase in the authorized number of directors by action of Telident's Board may be filled by a majority vote of the directors serving at the time of such increase. Any vacancy or newly created directorship may be filled by resolution of Telident's shareholders.

ABILITY TO CALL SPECIAL MEETINGS

          Special meetings of Teltronics' stockholders may be called by Teltronics' Board, the President, or the Chief Executive Officer, or by Teltronics at the request in writing of a majority of members of Teltronics' Board or at the request in writing of the holder(s) of a majority of the outstanding votes then entitled to be voted at a meeting of Teltronics' stockholders.

          Special meetings of Telident's stockholders may be called by the Chief Executive Officer, the Acting Chief Executive Officer in the absence of the Chief Executive Officer, the Chief Financial Officer, by the Board of Directors or any two or more members thereof, or by one or more shareholders holding in the aggregate 10% or more of the voting power of all shares of Telident entitled to vote.

TELTRONICS' PREFERRED STOCK AND TELIDENT'S SERIES III CONVERTIBLE PREFERRED STOCK

          Teltronics' Certificate and Telident's Articles provide that their respective Boards of Directors are authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof. The designations, powers, preferences, qualifications, limitations, restrictions and other material terms of Teltronics' issued and outstanding Series A Preferred Stock and Series B Preferred Stock are described in this Joint Proxy Statement-Prospectus in the section entitled "DESCRIPTION OF TELTRONICS' SECURITIES - TELTRONICS' PREFERRED STOCK" beginning at page ___. The material terms and conditions of Telident's Series III Convertible Preferred Stock are set forth below.

          Telident has one class of preferred stock outstanding, classified as Series III Convertible Preferred Stock. The holders of the 400,000 outstanding shares of Series III Convertible Stock have liquidation preferences and conversion rights. Pursuant to the liquidation preference, each holder upon liquidation is entitled to receive Teltronics' common stock with a market value equal to $500,000, the amount of its initial investment for such Series III Convertible Preferred Stock. Alternatively, each holder is entitled to convert its Series III Convertible Preferred Stock into Telident's common stock and participate in the distribution of the Teltronics' common stock pro rata with the other holders of Telident's common stock.

          In general, each of the 400,000 outstanding shares of Series III Convertible Preferred Stock is convertible into common stock at a floating rate which depends on the 10-day average closing bid price of Telident's common stock at the time of conversion. The following conversion formula applies to each share of preferred stock:

$2.50 The lesser of (a) $2.50 or (b) if the 10-day average closing bid price of the common stock is less than $2.50, then 80% of such average price

          The Series III Convertible Preferred Stock also contains antidilution rights which provide that the number of shares issuable upon conversion will be increased if Telident issues new securities at a price less than $2.50 per share.

--- 46 ---

          Based on a 10-day average closing price for the period ending February 22, 2000, FAMCO, the holder of 200,000 shares of Series III Convertible Preferred Stock, would have been entitled to convert each share of its Series III Convertible Preferred Stock into approximately 2.56 shares of common stock.

          Pursuant to a modification agreement, Telident amended the conversion terms that apply to Special Situations, the holder of 200,000 shares of Series III Convertible Preferred Stock. The modification agreement only applies to those shares of common stock which Special Situations receives upon conversion and sells before the last date that the closing bid price of the common shares exceeds $1.75 for a period of 10 consecutive trading days.

          During this special conversion period, the phrase "80% of such average price" in the conversion formula shall not exceed $0.785. In other words, as to those shares which Special Situations is able to sell during the special conversion period, the conversion rate will be approximately 3.18 shares of common stock, as opposed to approximately 2.56 shares of common stock which would otherwise be received upon conversion, for each share of Series III Convertible Preferred Stock. Depending upon the 10-day average closing price at the time of conversion, Telident's average daily trading volume may prevent Special Situations from converting all of its Series III Convertible Preferred Stock during the special conversion period. At the end of the special conversion period, the conversion rate set forth in the modification agreement will no longer apply to the shares of Series III Convertible Preferred Stock then owned by Special Situations.

          The actual number of shares of common stock issuable upon conversion of the shares of Series III Convertible Preferred Stock is subject to adjustment depending on factors that cannot be predicted at this time, such as the future market price of Telident's common stock.

DIFFERENCES BETWEEN RIGHTS OF HOLDERS OF TELTRONICS' PREFERRED STOCK AND HOLDERS OF TELIDENT'S SERIES III CONVERTIBLE PREFERRED STOCK

          Each share of Teltronics' Series A Preferred Stock is entitled to 400 votes, and each share of Teltronics' Series B Preferred Stock is entitled a number of votes equal to the number of shares of Teltronics' common stock into which it can be converted. Each share of Telident's Series III Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of Telident's common stock into which the share of Series III Convertible Preferred Stock are then convertible.

          Holders of Teltronics' Series B Preferred Stock have the right to receive dividends. However, holders of Teltronics' Series A Preferred Stock are not entitled to any dividends in preference to the holders of Teltronics' common stock. Holders of Telident's Series III Convertible Preferred Stock have the right to receive a dividend comparable to any dividend received by holders of Telident's common stock based on the number of shares of common stock into which such holder's shares of Series III Convertible Preferred Stock are then convertible.

AMENDMENT OF TELTRONICS' CERTIFICATE AND TELIDENT'S ARTICLES

          Teltronics may amend Teltronics' Certificate by the affirmative vote of the holders of record of a majority of the outstanding votes then entitled to be cast on the proposed amendment.

          Telident may amend Telident's Articles in accordance with the MBCA, which provides that an amendment to a corporation's articles of incorporation must be approved by a majority of the voting power of the shares entitled to vote on the proposed amendment.

--- 47 ---

AMENDMENT OF BYLAWS

          Under the DGCL, stockholders of Teltronics entitled to vote have the power to adopt, amend or repeal Teltronics' Bylaws. In addition, a Delaware corporation may confer such power upon its board of directors. A Delaware corporation's stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power. Teltronics' Board is expressly authorized to adopt, amend and repeal Teltronics' Bylaws by an affirmative vote of a majority of the total number of directors at that time, regardless of any vacancies. Teltronics' Bylaws may also be adopted, amended and repealed by the affirmative vote of the holders of a majority of the aggregate voting power of Teltronics' outstanding securities entitled to vote.

          Under the MBCA, shareholders of Telident entitled to vote have the power to amend Telident's Bylaws at any time. In addition, Telident's Board of Directors has the power to amend certain sections of Telident's Bylaws pertaining to directors. Telident's Bylaws vest the power to amend its Bylaws in the Board of Directors, subject to the power of the shareholders to alter or repeal Telident's Bylaws.

LIMITATION OF LIABILITY OF DIRECTORS

          Teltronics' Certificate provides that no director of Teltronics shall be personally liable to Teltronics or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for by breach of the directors' duty of loyalty to Teltronics or its stockholders, (ii) for acts or omissions not in good faith, (iii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iv) under Section 174 of the Delaware General Corporation Law, or any amendment thereto or successor provision thereto, or (v) for any transaction from which the director derived an improper personal benefit.

          Telident's Articles provides that no director shall be personally liable for the breach of his or her fiduciary duty except for: (1) any breach of such director's duty of loyalty to Telident or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) any transaction from which such director derived an improper personal benefit; and (4) liability based on the payment of an improper dividend or an improper repurchase of Telident's stock under Section 559 of the Minnesota Business Corporations Act.

          While the provisions limiting the liability of Teltronics' Board and Telident's Board provide their respective directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The DGCL permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which they had no reasonable cause to believe was unlawful.

          Pursuant to DGCL, Teltronics has adopted broad indemnification and liability limiting provisions in Teltronics' Certificate and Teltronics' Bylaws regarding its officers, directors and employees, including the limitation of liability of directors for certain violations of the duty of care. Accordingly, under certain circumstances, the stockholders of Teltronics will have more limited recourse against those individuals than would be the case in the absence of such provisions.

          MCBA Section 302A.521 provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of a corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of a corporation. Section 302A.521 contains

--- 48 ---

detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. Article VII of Telident's Articles eliminates certain personal liability of the directors of Telident for monetary damages for certain breaches of the directors' fiduciary duties.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Teltronics and Telident have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REGULATORY REQUIREMENTS OR APPROVALS NECESSARY

          Telident's 911-STS products are subject to compliance with FCC Parts 15 and 68. Telident has obtained the necessary Equipment Registrations under FCC Parts 15 and 68 for its 911-STS products. Although Teltronics has applied for issuance of FCC Registrations, the FCC has not yet issued the FCC Registrations in Teltronics' name. Until the FCC issues FCC Registrations for the 911-STS products in Teltronics' name, Teltronics may not be able to manufacture or sell the 911-STS products.

ACCOUNTING TREATMENT

          The Transaction will be accounted for by Teltronics under the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of Telident will be recorded in the consolidated records of Teltronics at their estimated fair market value at the closing date of the sale of Telident's assets under the Agreement. Any excess of the value paid by Teltronics over the fair value of Telident's identifiable net assets acquired by Teltronics will be treated as identifiable intangible assets and goodwill and will be amortized over their estimated useful lives. It is not anticipated that any such excess will be material.

          A final determination of the fair values of the assets and liabilities of Telident has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the selected unaudited pro forma condensed combined consolidated financial data appearing elsewhere in this Joint Proxy Statement-Prospectus are preliminary and have been made solely for the purpose of developing such selected unaudited pro forma condensed combined consolidated financial data to comply with disclosure requirements of the SEC. Although the final purchase allocation is likely to differ, the selected unaudited pro forma condensed combined consolidated financial data reflects management's best estimate based on information currently available.

          The dissolution of Telident and the distribution to Telident's shareholders of the shares of Teltronics' common stock received by Telident under the Agreement will be recorded as a liquidating distribution and will result in a reduction in the equity of Telident to zero.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES OF THE TRANSACTION

          The following discussion summarizes the material U.S. federal income tax consequences of the Transaction to Telident and the holders of Telident's common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations proposed or promulgated thereunder, rulings and decisions in effect on the date hereof, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. The discussion set forth below may not apply to certain categories of shareholders subject to special treatment under the Code, including, but not limited to, financial institutions, tax-exempt organizations, broker-dealers, insurance companies, holders who are not United States persons (as defined in Section 7701(a)(30) of the Code), and holders who acquired Telident's common stock pursuant to the exercise of employee stock options or otherwise as compensation. This discussion assumes that Telident's shares are held as capital assets (within the meaning of Section 1221 of the Code) at the time of the Transaction. In addition, this discussion does not address state, local or foreign tax consequences.

--- 49 ---

          Telident has not requested a ruling from the Internal Revenue Service (the "IRS") or an opinion of legal counsel with regard to any of the U.S. federal income tax consequences of the Transaction.

          SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION DESCRIBED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

          Assuming the Transaction occurs in accordance with the Agreement and the Plan of Liquidation and Dissolution, the Transaction should constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code (the "Reorganization"). There are numerous requirements that must be satisfied in order for the Reorganization to be accorded tax-free treatment under the Code. This description of the federal income tax consequences is not binding on the IRS and does not preclude the IRS from adopting a contrary position. The following discussion assumes that the Reorganization will qualify as a nontaxable reorganization.

          Tax Implications to Telident's Shareholders.

          The U.S. federal income tax consequences of the Reorganization to Telident's shareholders should be as follows. First, Telident's shareholders should not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Teltronics' common stock in the liquidation of Telident. Second, the holding period of Teltronics' common stock received by Telident's shareholders should include the holding period of Telident's common stock canceled upon liquidation of Telident. Third, the tax basis of the Teltronics' common stock received should generally be the same as the tax basis of Telident's common stock deemed exchanged therefor. However, the tax basis of the Teltronics' common stock should be (i) reduced by the fair market value of any property other than Teltronics' common stock received and (ii) increased by any gain recognized upon receipt of property other than Teltronics' common stock. Fourth, Telident's shareholders should generally recognize gain (but not loss) or dividend income upon the receipt of property other than Teltronics' common stock in the Reorganization. If cash is received for fractional shares by a Telident shareholder, the shareholder should generally recognize gain or loss in an amount equal to the cash received less a portion of the tax basis allocable to the fractional share redeemed, unless the cash received is essentially equivalent to a dividend.

          Tax Implications to Telident.

          The U.S. federal income tax consequences to Telident of the Reorganization should be as follows. Telident should not recognize gain or loss with respect to (i) the receipt of Teltronics common stock, or (ii) the distribution of the Teltronics' common stock to Telident's shareholders in the Transaction.

          IF THE TRANSACTION AND THE LIQUIDATION WERE NOT TO QUALIFY AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(a)(1)(C) OF THE CODE, TELIDENT'S SHAREHOLDERS WOULD GENERALLY RECOGNIZE GAIN OR LOSS FOR U.S. FEDERAL INCOME TAX PURPOSES UPON RECEIPT OF TELTRONICS' COMMON STOCK UPON TELIDENT'S DISSOLUTION AND THE SUBSEQUENT CANCELLATION OF ALL ISSUED AND OUTSTANDING SHARES OF TELIDENT'S COMMON STOCK. EACH TELIDENT SHAREHOLDER'S GAIN OR LOSS WOULD GENERALLY BE DETERMINED BY COMPARING SUCH SHAREHOLDER'S TAX BASIS IN HIS TELIDENT STOCK TO THE VALUE OF ALL PROPERTY RECEIVED IN THE LIQUIDATION. IN ADDITION, THE SHAREHOLDER WOULD HAVE TO PAY INTEREST ON THE AMOUNT OF THE TAX DEFICIENCY. HOWEVER, IT IS UNLIKELY THAT THE SHAREHOLDERS WOULD RECOGNIZE ANY GAIN ON THE DISTRIBUTION OF TELTRONICS' COMMON STOCK AND ANY OTHER PROPERTY DISTRIBUTED TO TELIDENT'S SHAREHOLDERS AS TELIDENT'S LEVEL OF ADDITIONAL PAID-IN CAPITAL INDICATES SHAREHOLDER BASIS IN EXCESS OF THE FAIR MARKET VALUE OF THE PROPERTY TO BE DISTRIBUTED. TELIDENT'S AGREEMENT WITH TELTRONICS DOES NOT PROVIDE FOR ANY RECISSION OR ADJUSTMENT IF THE TRANSACTION DOES NOT QUALIFY AS A TAX-FREE REORGANIZATION, AND TELTRONICS WOULD NOT BE ADVERSELY IMPACTED IF THE

--- 50 ---

TRANSACTION DOES NOT QUALIFY AS A TAX-FREE REORGANIZATION. THEREFORE, THE RISK THAT THE TRANSACTION MIGHT NOT QUALIFY AS A TAX-FREE REORGANIZATION IS BORNE ENTIRELY BY TELIDENT'S SHAREHOLDERS. AS A TRANSFEREE OF ASSETS IN LIQUIDATION OF TELIDENT, YOU MAY BE LIABLE FOR A PRO RATA SHARE OF TELIDENT'S TAX LIABILITY FROM THE REORGANIZATION. HOWEVER, THE MAXIMUM LIABILITY OF ANY SHAREHOLDER WOULD BE THE VALUE OF TELTRONICS' COMMON STOCK AND ASSETS RECEIVED IN CONNECTION WITH THE PLAN OF LIQUIDATION AND DISSOLUTION.

          THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE REORGANIZATION OF TELIDENT. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE REORGANIZATION. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE REORGANIZATION.

MATERIAL CONTRACTS WITH THE COMPANY BEING ACQUIRED

          FAMCO and Special Situations entered into Voting Agreements with Teltronics. Under the terms of the Voting Agreements, FAMCO and Special Situations have approved the Agreement and are required to vote their shares of Telident's common stock and Series III Convertible Preferred Stock in favor of the dissolution of Telident if the purchase and sale of Telident's assets closes on or before June 1, 2000. Based on the conversion ratio of the Series III Convertible Preferred Stock as of February 22, 2000, assuming FAMCO and Special Situations comply with their obligations under the Voting Agreements, the dissolution of Telident is assured.

INTERESTS OF NAMED EXPERTS AND COUNSEL

          No expert or counsel has an interest in the purchase and sale of Telident's assets.

DOCUMENTS DELIVERED WITH THIS JOINT PROXY STATEMENT-PROSPECTUS

          This Joint Proxy Statement-Prospectus, containing the Plan of Liquidation and Dissolution and the Agreement as Appendices A and B, respectively, is delivered together with (a) Teltronics' Annual Report on Form 10-K for the fiscal year ended December 31, 1999; (b) Telident's Form 10-KSB for the fiscal year ended June 30, 1999; and (c) Telident's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999.

INFORMATION INCORPORATED BY REFERENCE

          THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

TELTRONICS DOCUMENTS 2150 Whitfield Industrial Way Sarasota, Florida 34243	TELIDENT DOCUMENTS Ten Second Street, N.E., Suite 212 Minneapolis, Minnesota 55413
Attn: Mark E. Scott (941) 753-5000	Attn: Bruce H. Senske (612) 623-0911

--- 51 ---

          IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN FIVE DAYS PRIOR TO THE SPECIAL MEETING OF TELIDENT'S SHAREHOLDERS.

TELIDENT'S SEC FILINGS

          The following Telident documents are incorporated by reference herein (Commission File No. 0-20887):

-	Annual Report on Form 10-KSB for the year ended June 30, 1999;
-	Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1999 and December 31, 1999;
-	Description of Telident's common stock contained in Telident's Registration Statement on Form SB-2 (No. 333-04311) filed on May 22, 1996 (as amended);
-	Current Reports on Form 8-K filed on December 7, 1999, January 7, 2000, February 29, 2000 and March 15, 2000;
-	Definitive Schedule 14A (Proxy Statement) filed on October 1, 1999.

TELTRONICS' SEC FILINGS

          The following Teltronics' documents are incorporated by reference herein (Commission File No. 0-17893):

-	Annual Report on Form 10-K for the year ended December 31, 1999;
-	Current Reports on Forms 8-K dated March 31, 1998 and January 14, 2000;
-	Current Reports on Forms 8-K/A dated February 23, 2000, March 14, 2000 and March 27, 2000;
-	Information concerning Teltronics' Directors and Executive Officers is incorporated herein by reference and can be found in "Part III - Item 10 Directors and Executive Officers of the Registrant" in Teltronics' Form 10-K for the year ended December 31, 1999;
-	Information concerning Teltronics' Executive Compensation is incorporated herein by reference and can be found in "Part III - Item 11 Executive Compensation" in Teltronics' Form 10-K for the year ended December 31, 1999;
-	Information concerning Teltronics' Security Ownership of Certain Beneficial Owners and Management is incorporated herein by reference and can be found in "Part III - Item 12 Security Ownership of Certain Beneficial Owners and Management" in Teltronics' Form 10-K for the year ended December 31, 1999; and
-	Information concerning Teltronics' Certain Relationships and Related Transactions is incorporated herein by reference and can be found in "Part III - Item 13 Certain Relationships and Related Transactions" in Teltronics' Form 10-K for the year ended December 31, 1999.

          All documents filed with the SEC by Teltronics and Telident pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part and prior to the date of Telident's special meeting are incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Joint Proxy Statement-Prospectus or in a document incorporated or deemed to be

--- 52 ---

incorporated by reference herein will be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          Teltronics and Telident file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Teltronics and Telident file at the SEC's public reference rooms in Washington, D.C. - 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549; New York, New York - 7 World Trade Center, Suite 1300, New York, NY 10048; and Chicago, Illinois - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Telident's and Teltronics' SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

          Teltronics filed a registration statement on Form S-4 to register with the SEC the common stock to be issued in connection with the Agreement. This Joint Proxy Statement-Prospectus is part of that registration statement and constitutes a prospectus in addition to being a proxy statement. As allowed by the SEC's rules, the Joint Proxy Statement-Prospectus does not contain all of the information you can find in the exhibits to the registration statement.

          The SEC allows Teltronics and Telident to "incorporate by reference" the information it files with the SEC, which means that Teltronics and Telident can disclose important information to you by referring you to documents Teltronics and Telident file with the SEC. The information incorporated by reference is considered to be part of this document. Information that Teltronics and Telident file later with the SEC will automatically update and supersede this information.

          You should rely only on the information or representations provided in or referred to in this Joint Proxy Statement-Prospectus. Teltronics and Telident have not authorized anyone else to provide you with different information. You should not assume that the information in this Joint Proxy Statement-Prospectus is accurate as of any date other than the date on the cover page of this document.

--- 53 ---

APPENDIX - A

PLAN OF LIQUIDATION AND
DISSOLUTION OF TELIDENT, INC.

          The following Plan of Liquidation and Dissolution (the "Plan") shall effect the complete liquidation and dissolution of Telident, Inc., a Minnesota corporation ("Telident"), in accordance with Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and the Minnesota Business Corporation Act (the "Act").

          1.          ADOPTION OF PLAN. The Plan shall become effective upon the approval of the voluntary dissolution of Telident by the affirmative vote of the holders of record of a majority of the shares entitled to vote on the voluntary dissolution at a shareholders' meeting called for such purpose (the "Effective Date").

          2.          NOTICE OF INTENT TO DISSOLVE. As soon as possible after the Effective Date, Telident shall file with the Secretary of State for the State of Minnesota a Notice of Intent to Dissolve pursuant to Section 302A.723 of the Act, which shall have the effect specified in the Act.

          3.          SALE OF ASSETS. As soon as possible after filing the Notice of Intent to Dissolve, Telident shall consummate the sale of substantially all of Telident's assets to Teltronics, Inc. in exchange for shares of common stock of Teltronics, Inc., on terms satisfactory to Telident's board of directors (the "Board").

          4.          PAYMENT OF CREDITORS. After approval and adoption of the Plan and the filing of the Notice of Intent to Dissolve, the Board shall, as soon as possible, ascertain and pay or make provision for the payment of all obligations of and claims against Telident.

          5.          DISSOLUTION OF TELIDENT. After paying or making provision for the payment of all obligations of and claims against Telident, Telident shall make one or more pro rata distributions to its shareholders of its remaining assets (the "Liquidating Distribution"). Thereafter, Telident shall be formally dissolved in accordance with the provisions of the Act by filing Articles of Dissolution with the Minnesota Secretary of State.

          6.          CANCELLATION OF COMMON STOCK. The Liquidating Distribution shall be in complete redemption and cancellation of all of the outstanding common stock of Telident. The Board may direct that Telident's stock transfer books be closed as of the close of business on the record date fixed by the Board for the first or any subsequent installment of any Liquidating Distribution as the board, in its absolute discretion, may determine (the "Record Date").Thereafter, certificates representing common stock shall not be assignable or transferable on the books of Telident except by will, intestate succession or operation of law. The shareholders shall surrender their Telident stock certificates (or, if so required by the Board in its absolute discretion, furnish indemnity bonds in the case of lost or destroyed certificates) immediately following the Record Date as a condition to their receipt of any Liquidating Distribution.

A-1

          7.          MISSING SHAREHOLDERS. If any Liquidating Distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered a certificate evidencing the common stock of Telident as required hereunder, or for any other reason, then the distribution to which such shareholder is entitled shall be transferred to and deposited with the state official authorized by the laws of the State of Minnesota to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall escheat to the State of Minnesota or be treated as abandoned property in accordance with the laws of the State of Minnesota. In no event shall the proceeds of any such distribution revert to or become the property of Telident.

          8.          POWER OF BOARD OF DIRECTORS AND OFFICERS. The Board and the officers of Telident shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The Board may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of Telident and the distribution of its assets to its shareholders in accordance with the Act and Section 368(a)(1)(C) of the Code.

          9.           AMENDMENT. The Plan may be amended by the Board at any time, whether before or after the shareholders' approval of the voluntary dissolution of Telident.

          Adopted this ______ day of ______________, 2000, by the Board of Directors of Telident.

___________________________________________________ Secretary

A-2

APPENDIX - B

AGREEMENT OF SALE

           THIS AGREEMENT OF SALE ("Agreement") dated this 31st day of December, 1999 by and between Telident, Inc., a Minnesota corporation ("Seller") with an office located at Ten Second Street N.E., Suite 212, Minneapolis, Minnesota 55413, and Teltronics, Inc., a Delaware corporation ("Buyer") with an office located at 2150 Whitfield Industrial Way, Sarasota, Florida 34243.

W I T N E S S E T H:

           WHEREAS, the Seller desires to dissolve, and in conjunction therewith, to sell to the Buyer and the Buyer desires to purchase from the Seller substantially all of its tangible and intangible assets, subject only to certain liabilities of the Seller described in this Agreement; and

           WHEREAS, Buyer desires to sell and Seller desires to purchase from Buyer certain molds of Buyer's majority owned subsidiary, Interactive Solutions, Inc.

           NOW, THEREFORE, in consideration of the mutual promises herein set forth and subject to the terms and conditions of this Agreement, the parties agree as follows:

            1.      Definitions.   As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

           "Act" shall mean the Securities Act of 1933, as amended.

           "Affiliate" shall mean, with respect to any person or entity, the shareholders, subsidiaries, officers, directors and/or partners of such person or entity and any other person which directly or indirectly controls, is controlled by or is under common control with such person or entity.

           "Agreement" shall mean this Agreement of Sale and all Exhibits to this Agreement.

           "Assignment Agreements" shall mean the Assignment Agreements to be delivered by Seller to Buyer pursuant to Paragraph 4(a).

B-1

           "Assumed Liabilities" shall mean the Liabilities of the Seller described in Exhibit A to this Agreement.

           "Bills of Sale" shall mean the Bill(s) of Sale to be delivered by Seller to Buyer pursuant to Paragraph 4(a).

           "Buyer's Disclosure Statement" shall mean the disclosure statement and attachments thereto delivered by Buyer to Seller simultaneously with Buyer's execution of this Agreement.

           "Buyer's SEC Documents" shall mean all forms, documents, financial statements and schedules included therein filed by Buyer with the SEC under the Exchange Act or the Act since June 30, 1996 and on or before the Closing Date.

           "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at the offices of Briggs and Morgan, P.A. at 10:00 a.m. one (1) day after approval of the dissolution of the Seller by holders of a majority of the outstanding voting shares of the Seller at the Special Meeting ("Closing Date"). The Closing may be postponed to a later date (in which case all references to the Closing Date or Closing in this Agreement shall refer to the postponed date) or time by mutual agreement of the Seller and Buyer.

           "Code" shall mean the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same have from time been amended.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (and any section of the Code amended by it) and all regulations promulgated thereunder, as the same have from time to time been amended.

           "Escrow Agreement" shall mean the mutually agreeable escrow agreement to be entered into at the Closing between Buyer, FAMCO III Limited Liability Company and Special Situations Private Equity Fund, L.P. providing that ten percent (10%) of the Shares be held in escrow for a period of ninety (90) days in order to secure Seller's indemnity obligations under Paragraph 14 of this Agreement.

B-2

           "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

           "Financial Statements" shall mean the financial statements of Buyer or Seller (as applicable) included in such party's SEC Documents.

           "GAAP" shall mean generally accepted accounting principles.

           "Indemnity Loss" shall mean any demand, suit, claim, action or cause of action, assessment, loss, damage, liability, settlement, penalty, or forfeiture, and reasonable costs and expenses (including court costs, and any other litigation related expenses incident thereto) which individually, or when aggregated with any directly related claims, exceeds $10,000.

           "Intellectual Property" shall mean all patents, patent applications, patent registrations, trademarks, trademark applications, trademark registrations, copyrights, copyright applications, copyright registrations, trade names, formulae, trade secrets, know-how, inventions and royalties, technology, licenses relating to intellectual property, permits relating to intellectual property, technology and "know-how" owned by Seller.

           "ISI" shall mean Interactive Solutions, Inc., a majority owned subsidiary of Buyer.

           "ISI Molds" shall mean certain molds of ISI described in Exhibit B to this Agreement.

           "Lease" shall mean a Lease agreement acceptable to Buyer for the operation of Seller's business and premises located at Ten Second Street N.E. Suite 212, Minneapolis, Minnesota 55413.

           "Liabilities" shall mean all debts, liabilities, Taxes (including any sales or transfer taxes on the sale of the Purchased Assets), obligations under contracts, leases, agreements and commitments, and other obligations of every kind and character of the Seller as the same may exist as of the Closing Date (whether accrued, absolute, contingent or otherwise, and whether

B-3

due or to become due) or which may arise in the future based upon events or a state of facts existing as of the Closing Date.

           "Proxy Statement" shall mean the Proxy Statement as described in Paragraph 9 of this Agreement.

           "Purchased Assets" shall mean all of the Seller's properties and assets, personal, tangible and intangible, of every kind and wherever situated, which are owned by the Seller or in which the Seller has any right, title or interest, including, without limiting the generality of the foregoing, its goodwill, franchises and telephone numbers; its trademarks, trademark registrations, trademark applications, trade names (including but not limited to "Status Recognition Unit System I", "Station Translation System", "STS", "Trax OSN", "Site Alert", "On-Site Notification", "Data Base Management Software", and "Telident"), copyrights, copyright applications, copyright registrations, patents, patent applications, patent registrations, its Intellectual Property, permits, licenses, processes, formulae, trade secrets, inventions and royalties (including all rights to sue for past infringement); its supplies; its commercial paper, stocks, bonds and other investments; its accounts receivable; its insurance policies (excluding director and officer insurance); its causes of action, judgments, claims and demands of whatever nature; its tangible and intangible personal property of all kinds; its deferred charges, advance payments, pre-paid items, claims for refunds, rights of offset and credits of all kinds; all credit balances of or inuring to it under any state unemployment compensation plan or fund; restrictive covenants and obligations of present and former officers and employees and of individuals and corporations; its accounts, general intangibles, returned and repossessed goods, and rights as an unpaid vendor, secured party or lienor; its credit balances, documents, instruments and other chooses in action; its rights (but not liabilities other than the Assumed Liabilities) under contracts, purchase orders, personal property, leases, joint venture agreements or arrangements and other agreements; its files, papers and records relating to the aforesaid business, properties and assets; its inventory, securities, machinery, equipment, software, pre-paid expenses, work in

B-4

process, contracts, tools, dies, office furniture and equipment, drawings, product literature, and customer records; provided that the Purchased Assets shall not include the Retained Assets.

           "Registration Statement" shall mean the Registration Statement described in Paragraph 9 of this Agreement.

           "Retained Assets" shall mean the assets and properties of Seller described in Exhibit C to this Agreement.

           "Retained Liabilities" shall mean all Liabilities of the Seller which are not Assumed Liabilities.

           "SEC" shall mean the Securities and Exchange Commission.

           "Seller's Disclosure Statement" shall mean the disclosure statement and attachments thereto delivered by Seller to Buyer simultaneously with Seller's execution of this Agreement.

           "Seller's Majority Shareholder Approval" shall mean the approval of this Agreement and the dissolution of the Seller executed simultaneously upon execution of this Agreement by the holders of a majority of the outstanding voting shares of the Seller.

           "Seller's SEC Documents" shall mean all forms, documents, financial statements and schedules included therein filed by Seller with the SEC under the Exchange Act or the Act since June 30, 1996 and on or before the Closing Date.

           "Shares" shall mean the shares of voting common stock of Buyer, par value $.001 per share to be issued in accordance with this Agreement.

           "Special Meeting" shall mean the Special Meeting of the shareholders of Seller described in Paragraph 9 of this Agreement.

           "Subsidiaries" shall mean any entity in which a person holds, directly or indirectly, a majority of the outstanding voting rights or equity interest in such entity.

           "Taxes" shall mean all federal, state, local and foreign taxes, including, without limitation, income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes,

B-5

employment and payroll taxes, property taxes, import duties and interest and penalties in connection with any of the foregoing.

           "Tax Returns" for any specified year shall mean the federal and state tax returns of the Seller as of and for the period ending June 30 of such year prepared by the Seller and filed with the appropriate taxing authority, true and correct copies of which were previously supplied by Seller to Buyer.

           2.      (a)      Sale of Purchased Assets.   Subject to and upon the terms and conditions of this Agreement, at the Closing, the Seller will sell, transfer, assign, convey and deliver to the Buyer, and the Buyer will purchase, accept and acquire from the Seller all of the Purchased Assets.

                    (b)      Sale of ISI Molds.   Subject to and upon the terms and conditions of this Agreement, at the Closing, the Buyer will cause ISI to sell, transfer, assign, convey and deliver to the Seller, and the Seller will purchase, accept and acquire from ISI the ISI Molds.

           3.      (a)      Purchase Price for Purchased Assets.   The aggregate consideration to be paid by the Buyer for the Purchased Assets ("Consideration") at the Closing will be the issuance and delivery of the Shares and the assumption by the Buyer of the Assumed Liabilities. The Buyer and Seller shall agree that the Consideration shall be allocated as provided in an Allocation Agreement to be entered into between Buyer and Seller prior to Closing ("Allocation") and such Allocation shall be used by Seller and Buyer for all tax return filings and payments.

                               (i)      Shares.    Subject to the terms of this Agreement, Buyer will issue and deliver to the Seller at the Closing (a) Six Hundred Thirty-Seven Thousand Five Hundred (637,500) of the Shares; and (b) any additional Shares required to be delivered to Seller under Paragraph 25 hereof.

                               (ii)      Assumed Liabilities.   The Buyer will assume the Assumed Liabilities.

B-6

                    (b)      Purchase Price for ISI Molds.   At the Closing, Seller shall pay One Million One Hundred Thousand dollars ($1,100,000.00) to the Buyer in immediately available funds to purchase the ISI Molds and shall assume no liabilities of Buyer or its Affiliates.

           4.      Instruments of Transfer; Payment of Purchase Price and Assumption of Liabilities; Further Assurances.

                    (a)      Seller's Deliveries at Closing.   At the Closing, the Seller shall execute and deliver to Buyer:

                               (i)      Bill(s) of Sale and/or Assignment Agreements for the Purchased Assets in form(s) reasonably satisfactory to the Buyer;

                               (ii)      Assignment of the Lease;

                               (iii)      Assignment to Buyer of the Intellectual Property in form reasonably satisfactory to Buyer;

                               (iv)      Legal Opinion by Seller's counsel in form reasonably satisfactory to Buyer and consistent with the provisions set forth in Paragraph 12(f) of this Agreement;

                               (v)      Evidence of the authorization of this Agreement and the transactions contemplated or required under this Agreement by Seller's Board of Directors and Shareholders;

                               (vi)      Such other instrument or instruments of transfer in such form as shall be reasonably necessary or appropriate to vest in the Buyer good and valid title to the Purchased Assets;

                               (vii)      The Escrow Agreement;

                               (viii)     The purchase price for the ISI Molds described in Paragraph 3(b) of this Agreement; and

                               (ix)      UCC, Judgment and Tax Lien searches confirming that the

B-7

Purchased Assets are free and clear of any liens, encumbrances, pledges, security interests, claims and other encumbrances not satisfactory to Buyer.

                    (c)      Buyer's Deliveries at Closing.   At the Closing, the Buyer shall execute and/or deliver to the Seller:

                               (i)      the Shares to be delivered pursuant to Paragraph 3(a)(i) and Paragraph 25 of this Agreement;

                               (ii)       such instruments, documents and Bill(s) of Sale necessary to transfer to Seller all of ISI's right, title and interest in the ISI Molds, free and clear of all liens, pledges, security interests, claims and other encumbrances, all in a form reasonably satisfactory to the Seller;

                               (iii)      the Escrow Agreement;

                               (iv)      an instrument under which Buyer will assume the Assumed Liabilities in a form reasonably satisfactory to the Seller; and

                               (v)      Evidence of the authorization of this Agreement and the transactions contemplated or required under this Agreement by Buyer's Board of Directors;

                               (vi)      Such other instrument or instruments of transfer in such form as shall be reasonably necessary or appropriate to vest in the Seller good and valid title to the ISI Molds; and

                               (vii)      Legal Opinion by Buyer's counsel in form reasonably satisfactory to Seller and consistent with the provisions set forth in Paragraph 11(g) of this Agreement.

                    (d)      Other Transfer Instruments; Inspection Rights.   Following the Closing, at the request of the Buyer, the Seller shall (i) deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate (A) to vest in the Buyer all of the Seller's rights and title in and to the Purchased Assets, and (B) to transfer to the Buyer all of the Seller's rights to licenses and permits necessary for the operation of the Purchased Assets (to

B-8

the extent such licenses and permits are transferable), and (ii) permit the Buyer or representatives of the Buyer during normal business hours upon reasonable notice to inspect and make copies of the Seller's books of account and other records which are Retained Assets.

           5.      Transfer of Name.   From and after the Closing, Buyer shall own the rights of Seller in and to the names "Status Recognition Unit System I", "Station Translation System", "STS", "Trax OSN", "Site Alert", "On-Site Notification", "Data Base Management Software", and "Telident". Notwithstanding the above, Buyer will grant to Seller a limited right to use the name "Telident" for purposes of Seller's dissolution and winding down.

           6.      Representations and Warranties of the Seller.   The Seller represents and warrants to the Buyer as follows:

                    (a)      Organization; Good Standing.   The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Seller has all requisite corporate power and authority and legal right to own, operate and lease its real and personal properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations under this Agreement. Except as disclosed in Section 6(a) of Seller's Disclosure Statement, the Seller is qualified to do business in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification and where the failure to so qualify would have an adverse effect on the business of Seller. The Seller has no outstanding shares of Series I or Series II Convertible Preferred Stock. The Seller is not a party to any shareholder control agreements. The chief executive office and principal place of business and the places where the Seller maintains all records relating to its business is Ten Second Street N.E., Suite 212, Minneapolis, Minnesota 55413.

                    (b)      Seller's SEC Documents.   The Seller has filed with the SEC, and has made available to Buyer through EDGAR true and complete copies of Seller's SEC Documents. The Financial Statements included in the Seller's SEC Documents (i) were prepared from, and

B-9

were in accordance with, the books and records of the Seller as of the dates thereof or for the periods presented therein, (ii) were prepared in accordance with GAAP applied on a consistent basis as of the dates thereof or for the periods presented therein (except as otherwise noted therein and except that the quarterly financial statements were subject to year end adjustment and do not contain all footnote disclosures required by GAAP), (iii) complied in all respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the dates thereof or for the periods presented therein and (iv) fairly presented in all material respects the financial position and the results of operations and cash flows of the Seller all as of the dates thereof or for the periods presented therein.

                    (c)      Absence of Certain Changes.   Except as disclosed in the Seller's SEC Documents, this Agreement and Section 6(c) of Seller's Disclosure Statement, from September 30, 1999, to the execution of this Agreement: (i) the business of the Seller has been conducted in the ordinary course of business, consistent with past practice; and (ii) there has been no material adverse change in the financial condition, properties, business or results of operations of the Seller taken as a whole including (i) any damage, destruction or loss having a material adverse effect on the properties, business, financial condition or results of operations of the Seller, taken as a whole; (ii) any declaration, setting aside of funds for or payment of any dividend or other distribution in respect of any shares of the Seller's stock or any direct or indirect redemption, purchase or other acquisition of any of the Seller's stock by Seller, or (iii) any general increase in the rate of payment of the salaries, wages, bonuses or commissions of any of the Seller's employees or individual increase for any employee whose annual rate of compensation exceeds $40,000.

                    (d)      Tax Returns and Payments.   Except as disclosed in Section 6(d) of Seller's Disclosure Statement, Seller has duly filed all state, federal, local and foreign tax returns and reports (or extension with respect thereto) required to be filed by the date hereof and has paid all amounts owed for any and all federal, state and local taxes. All monies required to be

B-10

withheld by the Seller from employees for income taxes, Social Security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Seller. The Seller has furnished to the Buyer true and complete copies of the federal income tax returns of the Seller and any amendments thereto for each of fiscal years ended June 30, 1996, 1997, and 1998.

                    (e)      Title to Purchased Assets.   Except as disclosed in Section 6(e) of Seller's Disclosure Statement, the Seller has good and valid title to all of the Purchased Assets, subject in each case, to no mortgage, pledge, option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, encumbrance, easement or conditional sale or other title retention agreement.

                    (f)      Completeness and Condition of Property.   The Purchased Assets include all of the properties, software, documents, equipment, licenses, patents, patent applications, patent registrations, technology, trademarks, trademark applications, trademark registrations, copyrights, copyright applications, copyright registrations, Intellectual Property and rights which are necessary to conduct the Seller's business substantially as conducted immediately prior to the execution of this Agreement.

                    (g)      Trademarks, Copyrights, Licenses, etc.   A list and brief description of the Intellectual Property are included in Section 6(g) of Seller's Disclosure Statement. Seller owns or possesses the right to the Intellectual Property, described in Section 6(g) of Seller's Disclosure Statement, necessary for the conduct of its business and Seller has not received notice of any conflict with the rights of others, or any use by others which conflicts in any respect with the rights of the Seller in the Intellectual Property described in Section 6(g) of Seller's Disclosure Statement. Except as disclosed in Section 6(g) of Seller's Disclosure Statement, the Intellectual Property is fully assignable without the consent of any third party. Seller has not received or given notice of any default or claimed or purported or alleged default on the part of

B-11

any party in the performance or payment of any material obligation to be performed or paid by any party under the Intellectual Property described in Section 6(g) of Seller's Disclosure Statement. During the past two years the only names by which the Seller has been known or which Seller has used are "Telident", "Telident, Inc.", "Status Recognition Unit System I", "Station Translation System", "STS", "Trax OSN", "Site Alert", "On-Site Notification", "Data Base Management Software", "911 Solutions", "Sitealert" and "Tel-a-lert". Seller will deliver to Buyer true and correct copies of each agreement, patent, copyright or trademark described in Section 6(g) of Seller's Disclosure Statement.

                    (h)      Litigation; Compliance with Laws; etc.   Except as included in Section 6(h) of Seller's Disclosure Statement, there is (i) no suit or action pending or to Seller's knowledge threatened, against Seller or the property of Seller, or (ii) no governmental investigation or inquiry pending or to Seller's knowledge threatened against the Seller, affecting Seller or its business operations, of which Seller has received notice, which matter referred to in clauses (i) and (ii) above would, severally or in the aggregate, have an adverse affect on the condition (financial or otherwise) of the business of Seller (taken as a whole) or the Purchased Assets (taken as a whole). Seller has complied with and to its knowledge is not in default in any respect under any laws, ordinances or governmental requirements, regulations or orders applicable to its business and properties where such failure or default would have an adverse affect on the condition (financial or otherwise), business of the Seller (taken as a whole) or the Purchased Assets (taken as a whole). To Seller's knowledge, no investigation is pending by any federal, state or local government, or by any agency or instrumentality thereof, the effect of which would have an adverse affect on the business of the Seller (taken as a whole) or the Purchased Assets (taken as a whole).

                    (i)      Authority.   The execution and delivery of this Agreement and the consummation of the transactions contemplated or required under this Agreement have been duly authorized by all necessary corporate action on the part of the Seller subject to the approval of

B-12

the dissolution of Seller by the shareholders of the Seller. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes, subject to the approval of the dissolution of Seller by the shareholders of the Seller, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and principles of equity.

                    (j)      Compliance with Other Instruments, etc.   Except as the terms of the leases and agreements provided on Section 6(l) of Seller's Disclosure Statement so specify, to Seller's knowledge, neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated under this Agreement will conflict with or result in any violation of or constitute a default under any term of the certificate of incorporation or by-laws of Seller or any agreement, mortgage, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree or order involving the Seller, its assets or the Purchased Assets, or, to the knowledge of Seller, any law or regulation, by which the Seller, its assets, or the Purchased Assets are bound.

                    (k)      Governmental and Other Consents.   Except as otherwise disclosed by the Seller to Buyer in Section 6(k) of Seller's Disclosure Statement, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated or required hereby, except for (i) the filing of the Proxy Statement with the SEC in connection with Special Meeting described in Paragraph 9 of this Agreement, (ii) the filing and effectiveness of the Registration Statement to be filed with the SEC, and (iii) filings and effectiveness of the Registration Statement to be filed with various Blue Sky authorities.

B-13

                    (l)      Agreements, etc.   Section 6(l) of Seller's Disclosure Statement contains a true, correct and complete list of all real property leases, personal property leases, distributor agreements, sale, agency or marketing agreements, licensing agreements, royalty agreements, development agreements and franchise agreements to which Seller is a party or in which the Seller has an interest. Except as the terms of the leases and agreements listed on Section 6(l) of Seller's Disclosure Statement so specify, Seller is not aware of any reason why such leases and agreements are not fully assignable without the consent of any third party. To Seller's knowledge, there exists no default or claimed or purported or alleged default of any party in the performance of any obligation to be performed or paid by any party under any contracts, plans or other instruments or arrangements referred to in or submitted as a part of Section 6(l) of Seller's Disclosure Statement. Seller has not received or given notice of any default or claimed or purported or alleged default on the part of any party in the performance or payment of any obligation to be performed or paid by any party under any contracts, plans or other instruments or arrangements referred to in or submitted as a part of Section 6(l) of Seller's Disclosure Statement.

                    (m)      ERISA.   To the Seller's knowledge, the Seller is, has been at all times, and will remain in compliance in all respects with all applicable provisions of ERISA and other federal and state statutes and regulations relating to "employee benefit plans," as such term is defined in §3(3) of ERISA, and the Seller is current with respect to all contributions required to be made to any such plan. No event has occurred which would constitute a reportable event within the meaning of §4043(b) of ERISA, or which would constitute grounds for the appointment by the appropriate United States district court of a trustee to administer any employee benefit plan maintained by the Seller, and no notice of termination has been filed by the plan administrator pursuant to §4041 of ERISA or issued by the Pension Benefit Guaranty Corporation pursuant to §4043 of ERISA with respect to any pension benefit plan subject to ERISA. The Seller does not maintain or contribute, has not maintained or contributed, nor is it

B-14

now nor has it ever been required to, maintain or contribute to a defined benefit pension plan or multi-employer pension plan, and the Seller is not and has not been under common control (within the meaning of Sections 414(b) or (c) of the Code) with an entity.

                    (n)      Safety Deposit Boxes, Lock Boxes, Securities.   A list and brief description of all safe deposit boxes, lock boxes, stocks, bonds and other securities in the names of or owned or controlled by the Seller and details about persons having access thereto is included in Section 6(n) of Seller's Disclosure Statement.

                    (o)      Environmental Compliance.   The Seller will deliver to the Buyer a copy of each of the following items: (i) every written communication during the past two (2) years between the Seller and any environmental agency which alleges noncompliance with applicable environmental laws and regulations or demands payment of penalties and fines for alleged violations of such laws and regulations; (ii) a description of the nature and quantities of any hazardous materials (as defined below) generated, transported or disposed of in material quantities by the Seller during the past two (2) years, together with a description of the location at which such materials were generated, transported or disposed; and (iii) a summary of the nature and quantities of any hazardous materials (as defined below) that have been disposed of in material quantities by Seller or found by Seller in material quantities at the subject site. Seller has no direct knowledge that it is not in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination including, without limitation, all laws and regulations governing the generation, use, collecting, treatment, storage, transportation, recovery, removal, discharge or disposal of hazardous materials (as defined below) and all laws and regulations with regard to record keeping, notification and reporting requirements respecting hazardous materials (defined below) where the failure to be in such compliance would have an adverse effect on the business, properties, Purchased Assets, or condition (financial or otherwise) of the Seller, taken as a whole. The Seller has not received any written notice of, and has not been subject to any administrative or judicial proceeding

B-15

pursuant to laws or regulations relating to pollution control and environmental contamination at any time during the past two (2) years. There are no facts or circumstances which now exist of which Seller has direct knowledge that could form the basis for the assertion of a claim against the Seller relating to past or present environmental practices of Seller asserted under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA") or any other federal, state or local environmental statute, which claim, if adversely determined would have an adverse effect on the business, properties or condition (financial or otherwise) of the Seller, taken as a whole. For purposes of this Paragraph 6(o), the term "hazardous materials" means materials defined as "hazardous substance" or "hazardous waste" in CERCLA, RCRA and in any similar federal, state or local environmental statute.

                    (p)      Customers and Suppliers.   A complete list of names and addresses of the entities that account for 5% or more of the sales or 10% or more of the purchases, respectively, made by the Seller during the last fiscal year is included in Section 6(p) of Seller's Disclosure Statement. The Seller has no knowledge of any intention of any customer or supplier to terminate, cancel, modify, or change its business relationship with the Seller which individually or in the aggregate would be materially adverse to the business of the Seller taken as a whole. Except as to the agreements listed in Section 6(l) of Seller's Disclosure Statement which may not be assigned pursuant to their terms, the Seller has no knowledge of any existing events or conditions or state of facts or circumstances relating to the Seller's relationships with customers and suppliers that will prevent the Buyer from conducting the business of the Seller after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it had been conducted by the Seller prior to the Closing Date.

                    (q)      Permits and Licenses.   Included in Section 6(q) of Seller's Disclosure Statement is a list and brief description of all permits, licenses, notices and similar filings that are required in the Seller's operation of its business in each jurisdiction in which it conducts business, the failure of which to possess would have an adverse effect on the business,

B-16

properties or condition (financial or otherwise) of the Seller, taken as a whole. Except as set forth in Section 6(q) of Seller's Disclosure Statement, all such permits, licenses, notices and similar filings may be freely transferred to the Buyer.

                    (r)      Accuracy of Documents.    All agreements, contracts, leases, titles, patents, copyrights, licenses, permits, trademarks and other documents delivered by the Seller to the Buyer for the Buyer's review in connection with this Agreement and the transactions contemplated hereby, including without limitation, the certificate of incorporation, by-laws, corporate minutes and tax returns are true, correct and complete copies of all such agreements, contracts, titles and other documents.

                    (s)      Inventory.    Except as set forth in Section 6(s) of Seller's Disclosure Statement, the Seller's inventory

                               (i)      is of merchantable quality, useable and saleable in the ordinary course of Seller's business, as determined in accordance with GAAP, consistently applied, ordinary wear and tear excepted, and

                               (ii)      is valued at the lower of Seller's actual cost or market value.

                    (t)      Accounts Receivable.   All of Seller's accounts receivable represent bona fide amounts due for sales of goods or provision of services; arose in the ordinary course of business; and except as set forth in Section 6(t) of Seller's Disclosure Statement, all of the accounts receivable are fully collectible. Except as set forth in Section 6(t) of Seller's Disclosure Statement, the Seller has no knowledge of any accounts receivable that are being contested or disputed by the obligor thereon, or which the Seller has reason to believe will be contested or disputed.

                    (u)      Transactions with Affiliates.   No transaction in excess of $5,000 between the Seller and any Affiliate, relating to Purchased Assets or Assumed Liabilities, has been fraudulent with respect to any creditor of the Seller or any of its Affiliates.

B-17

                    (v)      Product Warranties.    Section 6(v) of Seller's Disclosure Statement includes a copy of the standard maintenance and warranty policy for products sold by Seller. The Seller (i) has not made any warranties other than specified in the distribution agreements listed in Section 6(l) of the Seller's Disclosure Statement and the standard warranties disclosed in Section 6(v) of Seller's Disclosure Statement; (ii) has not received written notice of any claim based on any product warranty and/or based upon any alleged failure to meet Seller's specifications; and (iii) has no knowledge or any reasonable ground to know of any claim (actual or threatened) based on any product warranty of which it has received no written notice.

                    (w)      Brokers' or Finder's Fee.   Except as disclosed in Section 6(w) of Seller's Disclosure Statement, no agent, broker, investment banker, or other firm acting on behalf of Seller, or any shareholder of Seller, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller or any such shareholder in connection with any of the transactions contemplated by this Agreement.

                    (x)      Securities Law Compliance.   The information supplied by the Seller for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Seller, at the time of the Special Meeting, and at the time of Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading. If at any time prior to the Closing, any event relating to the Seller or any of its Affiliates should be discovered by the Seller which should be set forth in a supplement to the Proxy Statement, the Seller shall promptly inform the Buyer. Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant with respect to any information supplied by the Buyer that is contained in any of the foregoing documents.

B-18

                    (y)      Year 2000 Compliance.   The Year 2000 Readiness Disclosure contained in Seller's Form 10-QSB for the quarter ended September 30, 1999 is true in all material respects as of the date of execution of this Agreement.

           7.      Representations and Warranties of Buyer.   Buyer represents and warrants to the Seller as follows:

                    (a)       Organization; Good Standing.   The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Buyer has all requisite corporate power and authority and legal right to own, operate and lease its real and personal properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations under this Agreement. The Buyer is qualified to do business in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification and where the failure to so qualify would have an adverse effect on the business of Buyer.

                    (b)      Buyer's SEC Documents.   The Buyer has filed with the SEC, and has made available to Seller through EDGAR true and complete copies of Buyer's SEC Documents. The Financial Statements included in the Buyer's SEC Documents (i) were prepared from, and are were in accordance with, the books and records of the Seller as of the dates thereof or for the periods presented therein, (ii) were prepared in accordance with GAAP applied on a consistent basis as of the dates thereof or for the periods presented therein (except as otherwise noted therein and except that the quarterly financial statements were subject to year end adjustment and do not contain all footnote disclosures required by GAAP), (iii) complied in all respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the dates thereof or for the periods presented therein and (iv) fairly presented in all material respects the financial position and the results of operations and cash flows of the Seller all as of the dates thereof or for the periods presented therein.

B-19

                    (c)      Absence of Certain Changes.   Except as disclosed in the Buyer's SEC Documents, this Agreement and Section 7(c) of Buyer's Disclosure Statement, from September 30, 1999, to the execution of this Agreement, the respective business of the Buyer has been conducted in the ordinary course of business, consistent with past practice. From September 30, 1999, to the execution of this Agreement, there has been no material adverse change in the financial condition, properties, business or results of operations of the Buyer taken as a whole including (i) any damage, destruction or loss having a material adverse effect on the properties, business, financial condition or results of operations of the Buyer, taken as a whole; or (ii) any declaration, setting aside of funds for or payment of any dividend or other distribution in respect of any shares of the Buyer's stock or any direct or indirect redemption, purchase or other acquisition of any of the Buyer's stock by Buyer.

                    (d)      Tax Returns and Payments.   Except as disclosed in Section 7(d) of Buyer's Disclosure Statement, Buyer has duly filed all state, federal, local and foreign tax returns and reports (or extension with respect thereto) required to be filed by the date hereof and has paid all amounts owed for any and all federal, state and local taxes. All monies required to be withheld by the Buyer from employees for income taxes, Social Security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Buyer.

                    (e)      Litigation; Compliance with Laws; etc.   Except as included in Section 7(e) of Buyer's Disclosure Statement or the Buyer's SEC Documents, there is (i) no suit or action pending or to Buyer's knowledge threatened, against Buyer or the property of Buyer, or (ii) no governmental investigation or inquiry pending or to Buyer's knowledge threatened against the Buyer, affecting Buyer or its business operations, of which Buyer has received notice, which matter referred to in clauses (i) and (ii) above would, severally or in the aggregate, have a

B-20

material adverse affect on the condition (financial or otherwise) of the business of Buyer (taken as a whole) or the Buyer's ability to acquire the Purchased Assets (taken as a whole) as contemplated by this Agreement. Buyer has complied with and to its knowledge is not in default in any respect under any laws, ordinances or governmental requirements, regulations or orders applicable to its business and properties where such failure or default would have a material adverse affect on the condition (financial or otherwise), of the business of the Buyer (taken as a whole) or the Buyer's ability to acquire the Purchased Assets (taken as a whole) as contemplated by this Agreement. To Buyer's knowledge, no investigation is pending by any federal, state or local government, or by any agency or instrumentality thereof, the effect of which could have a material adverse affect on the business of the Buyer (taken as a whole) or the Buyer's ability to acquire the Purchased Assets (taken as a whole) as contemplated by this Agreement.

                    (f)      Authority.   The execution and delivery of this Agreement and the consummation of the transactions contemplated or required hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and principles of equity.

                    (g)      Compliance with Instruments, Consents, Adverse Agreements.   Neither the execution and the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with or result in any violation of or constitute a default under the Buyer's organization documents or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, or, to the knowledge of the Buyer, any law or regulation by which the Buyer is bound. No consent, approval or authorization of or designation, declaration or filing with any governmental authority or persons or entities on the part of the Buyer is required in connection with the execution or delivery of this

B-21

Agreement, or the consummation of the transaction contemplated hereby except for the Proxy Statement and Registration Statement described in Paragraph 9 of this Agreement. The Buyer is not a party to or subject to any agreement or instrument, or subject to any charter or other restriction or any judgment, order, writ, injunction, decree, law, rule or regulation which adversely affects or, so far as the Buyer can now reasonably foresee, may in the future adversely affect the business operations, prospects, properties, assets or condition, financial or otherwise, of the Buyer.

                    (h)      Brokers' or Finder's Fee.   No agent, broker, investment banker, or other firm acting on behalf of Buyer, or any shareholder of Buyer, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Buyer or any such shareholder in connection with any of the transactions contemplated by this Agreement.

                    (i)      Registration Statement; Proxy Statement/Prospectus.   The information to be supplied by Buyer for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing, any event relating to the Buyer or any of its Affiliates should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement, the Buyer shall promptly inform the Seller. Notwithstanding the foregoing, the Buyer makes no representation, warranty or covenant with respect to any information supplied by Seller that is contained in any of the foregoing documents.

                    (j)      Title to ISI Molds.   Except for liens in favor of the CIT Group / Credit Finance, Inc. and Finova Capital which shall be released at Closing, ISI has good and

B-22

valid title to all of the ISI Molds, subject in each case, to no mortgage, pledge, option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, encumbrance, easement or conditional sale or other title retention agreement.

                    (k)      Title to Shares.   All Shares to be transferred to Seller at Closing will be fully paid and nonassessable and shall be free and clear of all liens and encumbrances.

                    (l)      Preemptive Rights.   There are no preemptive rights or other rights to subscribe for or to purchase any shares of capital stock of the Buyer pursuant to Buyer's articles of incorporation, bylaws or any agreement or other instrument to which Buyer is a party or by which Buyer is bound which would be triggered by the transactions contemplated or evidenced by this Agreement.

           8.      Conduct of Business.

                    (a)      After the execution by both parties of this Agreement and up to and including the Closing Date, the Seller will:

                               (i)      use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its employees and representatives and to preserve the goodwill of its employees, customers, suppliers and others having business relations with the Seller; and

                               (ii)      maintain its books, accounts and records in the usual manner on a basis consistent with prior years.

                               (iii)      maintain in good repair, working order and condition, reasonable wear and tear excepted, all items of tools, furniture, machinery, vehicles, equipment and all other items of tangible personal property included in the Purchased Assets.

                    (b)      After the execution by both parties of this Agreement and up to and including the Closing Date, the Seller will not, without the prior written consent of Buyer:

                               (i)      modify its practices with respect to employee compensation or benefits, enter into any new oral or written compensation agreements with

B-23

employees or amend any existing oral or written compensation agreements (except for annual increases in compensation of employees in the ordinary course of business and consistent with past practice);

                               (ii)      issue or contract to issue any debt or guarantees of debt other than draws under existing lines of credit;

                               (iii)      enter into any joint venture, partnership or other similar arrangement for the conduct of its business;

                               (iv)      make any loans or advances to any employee, officer, director or Affiliate of the Seller;

                               (v)      directly or indirectly dispose or accelerate realization of any of its assets, including inventory and receivables, except in the ordinary course of business and consistent with past practice;

                               (vi)      change the character of its business; or

                               (vii)      enter into any other transaction not in the ordinary course of business;

                               (viii)      enter into any contract to merge or consolidate with any other corporation; or

                               (ix)      sell, transfer, or otherwise dispose of or encumber all or any part of the Purchased Assets, other than in the ordinary course of business.

                    (c)      After the execution of this Agreement by both parties and up to and including the Closing Date and the Special Meeting, the Seller will not, without the prior written consent of Buyer, issue any voting securities the effect of which would cause Special Situations Private Equity Fund, L.P., and/or FAMCO III, Limited Liability Company to hold voting rights less than fifty-one percent (51%) of the aggregate voting rights of the Seller.

           9.      Additional Covenants.

B-24

                    (a)      Access to Properties and Records.   Seller shall permit the Buyer reasonable access to its properties, and shall disclose and make available to the Buyer hereto all books, papers and records relating to the Purchased Assets, including, but not limited to, all books of account, the general ledger, tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, employees, and any other business activities or prospects in which the Buyer may have a reasonable interest in light of the transactions contemplated or required under this Agreement.

                    (b)      Confidentiality.   All information furnished by each party hereto to the other shall be treated as the sole property of the party furnishing the information except that, after the Closing, all information relating to the Purchased Assets shall be treated as the sole property of the Buyer. If this Agreement shall be terminated, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five (5) years from the date this Agreement is terminated and shall not apply to any information which (i) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (ii) was at the time of disclosure generally known to the public; (iii) thereafter became known to the public through no fault of the party receiving the information; (iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; (v) is required to be disclosed in accordance with an order of a court of competent jurisdiction; or (vi) is required to be disclosed upon the advice of counsel in any document which must be publicly filed as a result of this Agreement and the transactions evidenced thereby.

                    (c)      Proxy Statement/Prospectus; Registration Statement.   As promptly as practical after execution of this Agreement, Buyer and Seller shall prepare and file with the

B-25

SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. The Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Proxy Statement, and any supplement thereto, shall include the recommendation of the Board of Directors of Seller in favor of this Agreement, provided that the Board of Directors of the Seller may withdraw such recommendation if it believes in its good faith reasonable judgment, based upon and consistent with advice received in consultation with outside legal counsel, that the withdrawal of such recommendation is necessary for the Board of Directors of Seller to comply with its fiduciary duties under applicable law.

                    (d)      Approval of Stockholders; Proxy Statement.   The Seller shall cause the Special Meeting to be duly called and held for the purpose of approving the dissolution of the Seller, which approval will result in Seller causing the transactions contemplated by this Agreement to occur. The Seller will use its best efforts to call and hold the Special Meeting as promptly as practicable following the effective date of the Registration Statement. The Seller shall cause the Proxy Statement to be distributed to each shareholder of record of the Seller as of the record date for the Special Meeting in accordance with Regulation 14A under the Exchange Act and applicable state law. The Seller will deliver to Buyer promptly after the conclusion of the Special Meeting a certificate of its Secretary stating the number of shares voted for and against such proposal as well as the number of abstentions and broker non-votes.

                    (e)      Regulatory Filings.    The Seller and Buyer will take all such action as may be necessary under the federal securities laws applicable to or necessary for, and will file and, if appropriate, use their best efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies which they deem necessary or appropriate for the consummation of this Agreement and the transactions contemplated or required hereby under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and each party shall give the other

B-26

information reasonably requested by such other party pertaining to it and its subsidiaries and Affiliates to enable such other party to take such actions.

                    (f)      Public Announcements.   At all times until the approval of Seller's shareholders as described in Paragraph 9(d), each party shall promptly advise and cooperate with the other before issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue any press release or other public announcement to the press or any third party with respect to this Agreement or the transactions contemplated or required hereby.

                    (g)      Certain Notices.    Each of the parties hereto shall promptly notify the other in writing upon becoming aware of (i) any order or decree or any complaint (or threat thereof) seeking any order or decree restraining or enjoining or seeking damages in connection with the consummation of this Agreement or any of the transactions contemplated or required under this Agreement, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin or to seek damages in connection with the consummation of this Agreement, or to nullify or render ineffective this Agreement or such transactions contemplated or required under this Agreement or (ii) the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known prior to the date hereof, of any of its representations and warranties contained in this Agreement.

                    (h)      NASDAQ.   Buyer will use its best efforts to cause all Shares issued to Seller to be approved for quotation on the NASDAQ SmallCap Market.

                    (i)      Assignment of Lease.   Buyer agrees to assume all obligations of Seller under the Lease arising on or after the date of Closing.

                    (j)      Insurance.   If requested by Buyer, Seller shall cause Buyer to be named as an additional insured under all of Seller's existing corporate insurance policies provided that Buyer pays any additional costs for such coverage.

B-27

                    (k)      FCC Approval.   Buyer shall use its best efforts to obtain the FCC approvals referenced in Section 12(k) hereof on or before March 30, 2000.

           10.      Survival of Representations and Warranties.   The parties hereto agree that all representations and warranties made in this Agreement or in any Exhibit attached hereto, certificate or document delivered herewith or at the Closing shall survive the execution and delivery thereof and the Closing hereunder for the period of ninety (90) days from the Closing Date.

           11.      Conditions Precedent to the Obligations of Seller.   All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing Date by Seller:

                    (a)      Buyer's Representations and Warranties.   The representations and warranties of Buyer herein contained shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated or permitted by this Agreement.

                    (b)      Buyer's Covenants.   Buyer shall have performed all of its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by Buyer on or prior to the Closing Date.

                    (c)      No Litigation.   No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no action, suit or proceeding by any governmental or regulatory authority shall have been commenced against Buyer, seeking to restrain, prevent or change the transactions contemplated under this Agreement or questioning the validity or legality of any of such transactions.

                    (d)      Registration Statement, Proxy Statement, State Securities Laws.   The conditions described in Paragraph 12(g) of this Agreement shall have been fulfilled.

B-28

                    (e)      Seller's Shareholders Approval.   Seller shall have obtained the approval of the shareholders of Seller for the dissolution of the Seller under Paragraph 9(d).

                    (f)      Documentation.   All matters and proceedings taken in connection with the sale of the Purchased Assets and the sale of the ISI Molds as herein contemplated, including forms of instruments and matters of title, shall be reasonably satisfactory to Seller and its counsel.

                    (g)      Buyer's Counsel's Opinion.   Counsel for Buyer, shall have delivered to Seller an opinion, dated the Closing Date, in form and substance satisfactory to counsel for Seller, to the following effect:

                               (i)      Buyer (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (B) has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                               (ii)      Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder.

                               (iii)      The execution, delivery and performance of this Agreement, (A) have been duly authorized by all necessary action of Buyer, and (B) do not violate any provision of the certificate of incorporation or by-laws of Buyer.

                               (iv)      This Agreement has been duly executed and delivered by the Buyer. Assuming due execution and delivery by Seller, this Agreement constitutes the valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to the qualifications that (1) the rights and remedies of Seller hereunder and thereunder may be limited by bankruptcy, reorganization and other laws of general application relating to or affecting the enforcement of creditors rights, and (2) equitable remedies are subject to the discretion of the court before which any proceedings therefore may be brought.

                               (v)      Such counsel does not have any actual knowledge of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or

B-29

other agency now pending against the Buyer in which the alleged damages exceed $25,000 except as described in Buyer's SEC Documents.

                               (vi)      All Shares issued to Seller have been duly authorized, validly issued and delivered by Buyer.

                               (vii)      There are no preemptive rights or other rights to subscribe for or to purchase any shares of capital stock of Buyer pursuant to Buyer's articles of incorporation, bylaws or any agreement or other instrument known to such counsel to which Buyer is a party or by which Buyer is bound which would be triggered by the transactions evidenced or contemplated by this Agreement.

                               (viii)      The Registration Statement has been declared effective by order of the SEC, and to such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or is pending or threatened under the Securities Act.

                               (xi)      All Shares to be transferred to Seller at Closing are free and clear of all liens and encumbrances.

                    (h)      Registration Statement, Proxy Statement, State Securities Laws.   The Registration Statement described in Paragraph 9 of this Agreement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC. Buyer shall have received all state securities laws or "Blue Sky" permits and other authorizations necessary to consummate this Agreement and the transactions contemplated by this Agreement.

                    (i)      Lease.   The Buyer shall have accepted the assignment of the Lease.

                    (j)      NASDAQ.   The Shares of the Buyer to be issued to the Seller shall have been approved for quotation on the NASDAQ SmallCap Market.

                    (k)      Liens on ISI Molds.   CIT Group / Credit Finance, Inc. and Finova

B-30

Capital shall have released their respective liens on the ISI Molds.

           12.      Conditions Precedent to the Obligations of Buyer.    All obligations    of Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Buyer:

                    (a)      Seller's Representations and Warranties.   The representations and warranties of Seller herein contained shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated or permitted by this Agreement.

                    (b)      Seller's Covenants.   Seller shall have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by Seller on or prior to the Closing Date.

                    (c)      No Litigation.   No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no action, suit or proceeding by any governmental or regulatory authority shall have been commenced against Seller, seeking to restrain, prevent or change the transactions contemplated under this Agreement or questioning the validity or legality of any of such transactions.

                    (d)      Consents.   Buyer shall have received evidence, satisfactory to Buyer and its counsel, that all of the consents disclosed in the Seller's Disclosure Statement have been duly obtained, and that all permits, licenses, franchises, and other authorizations necessary to the operation of the business of Seller have been transferred to or issued to Buyer.

                    (e)      Documentation.   All matters and proceedings taken in connection with the sale of the Purchased Assets by Seller to Buyer as herein contemplated, including forms of instruments and matters of title, shall be reasonably satisfactory to Buyer and its counsel.

B-31

                    (f)      Seller's Counsel's Opinion.   Counsel for Seller, shall have delivered to Buyer an opinion, dated the Closing Date, in form and substance satisfactory to counsel for Buyer, to the following effect:

                               (i)      Seller (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (B) has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                               (ii)      Seller has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder.

                               (iii)      The execution, delivery and performance of this Agreement, (A) have been duly authorized by all necessary action of Seller, and (B) do not violate any provision of the certificate of incorporation or by-laws of Seller.

                               (iv)      This Agreement has been duly executed and delivered by the Seller. Assuming due execution and delivery by Buyer, this Agreement constitutes the valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to the qualifications that (1) the rights and remedies of Buyer hereunder and thereunder may be limited by bankruptcy, reorganization and other laws of general application relating to or affecting the enforcement of creditors rights, and (2) equitable remedies are subject to the discretion of the court before which any proceedings therefore may be brought.

                               (v)      Such counsel does not have any actual knowledge of any mortgage, lien, encumbrance, security interest or other claim upon or with respect to any of the Purchased Assets except for those disclosed in the Seller's Disclosure Statement.

                               (vi)      Except as described in this Agreement , such counsel does not have any actual knowledge of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending against the Seller.

                    (g)      Registration Statement, Proxy Statement, State Securities Laws.   The Registration Statement described in Paragraph 9 of this Agreement shall have become

B-32

effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC. Buyer shall have received all state securities laws or "Blue Sky" permits and other authorizations necessary to consummate this Agreement and the transactions contemplated by this Agreement.

                    (h)      Lease.   Seller shall have assigned the Lease to Buyer.

                    (i)      Simultaneous Closing of Sale to Seller of ISI Molds.   On the Closing Date, Seller shall simultaneously purchase the ISI Molds for the purchase price for the ISI Molds described in Paragraph 3(b) of this Agreement.

                    (j)      Seller's Shareholders Approval.   The condition described in Paragraph 11(e) of this Agreement shall be satisfied.

                    (k)      Escrow Agreement.   The Escrow Agreement shall have been executed.

                    (l)      NASDAQ Approval.   All Shares of the Buyer to be issued to the Seller shall have been approved for quotation on the NASDAQ SmallCap Market.

                    (m)      Agreements with Affiliates   Not less than ten (10) days prior to the Closing, the Seller shall deliver to Buyer a list of its Affiliates, identifying all persons who are reasonably and in good faith believed to be, at the time of the Special Meeting, Affiliates of the Seller for purposes of Rule 145 under the Act. The Seller shall use its best efforts to cause each person who is identified as an Affiliate in the list referred to above to deliver to Buyer on or prior to the effective date of the Registration Statement a written agreement, in form reasonably satisfactory to Buyer whereby such persons acknowledge (i) the restrictions on the transfer of Shares issued to Affiliates necessary or advisable to comply with Rule 145 under the Act, and (ii) the appropriate legending of the certificates for the Shares to be issued pursuant to this Agreement. Notwithstanding Paragraph 3 of this Agreement, no stockholder who at the time of the effective date of the Registration Statement was so identified as an Affiliate of the Seller

B-33

shall be entitled to receive certificates for Buyer's Shares until such stockholder has complied with any and all provisions of this Paragraph 12(m).

                    (n)      FCC Approval.   Receipt by Buyer of FCC Part 15 certificate(s) and Part 68 equipment registration(s) for the Purchased Assets (other than products not yet sold by Seller) to which such certificate(s) and registration(s) apply.

           13.      Shareholder Approval.

                    Simultaneously upon Seller's execution of this Agreement, Special Situations Private Equity Fund, L.P. and FAMCO III, Limited Liability Company shall have delivered their approval of this Agreement and the dissolution of the Seller and have agreed to vote their shares of Seller in favor of the dissolution of the Seller at the Special Meeting.

           14.      Indemnification.

                    (a)      Indemnification by Seller.   Seller shall indemnify, defend, and hold Buyer and their respective officers, directors, employees, and shareholders and their respective successors and assigns (collectively, "Buyer's Indemnified Persons") harmless from and against an Indemnity Loss asserted against, suffered, or incurred by any of Buyer's Indemnified Persons arising out of or in any way related to:

                               (i)      Any misrepresentation in or breach of the representations and warranties of Seller or the failure of Seller to perform any of its covenants or obligations contained in this Agreement, the Assignment Agreements, or in any exhibit, schedule, certificate or other instrument or document furnished to or to be furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                               (ii)      Except with respect to the Assumed Liabilities assumed by Buyer under this Agreement, the operation of Seller's business or the use of the Purchased Assets prior to the date hereof;

                               (iii)      Any actions, claims, suits, or proceedings asserted by third parties alleging personal injury or property damage due to, arising out of, or by reason of the

B-34

design, manufacture or use of any products of the Seller's business manufactured on or prior to the Closing Date;

                               (iv)      Any worker's compensation claims of any employee or former employee of Seller relating to events occurring on or prior to the Closing Date;

                               (v)      Any and all claims for compensation and other employee benefits (including, but not limited to, severance pay, outplacement benefits, disability benefits, health, retiree medical, worker's compensation, tuition assistance, death benefits, and pension and profit sharing plans and claims relating to employment or termination of employment) accruing on or prior to the date hereof, or on or after the date hereof with respect to the payment of severance benefits and other welfare benefit payments, if any, with respect to (i) employees in the Seller's business who are laid off on or prior to the date hereof and (ii) employees in the Seller's business who, on the date hereof, are on medical leave or disability, and related costs and liabilities, regardless of whether such claims and related costs and liabilities are made or incurred before, on or after the Closing Date;

                               (vi)      All claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses, incident to the foregoing (other than Assumed Liabilities); or

                               (vii)      Any liabilities, obligations or expenses of Seller not included in the Assumed Liabilities assumed by Buyer pursuant to the provisions of the Agreement.

                    (b)      Indemnification by Buyer.   Buyer shall indemnify, defend, and hold Seller, and its officers, directors, employees, and shareholders and their respective successors and assigns (collectively "Seller's Indemnified Persons"), harmless from and against any Indemnity Loss asserted against, suffered or incurred by any of Seller's Indemnified Persons arising out of or in any way related to:

                               (i)      Any misrepresentation in or breach of the representations and warranties of Buyer or the failure of Buyer to perform any of their covenants or obligations

B-35

contained in this Agreement, the Assignment Agreements, or in any exhibit, schedule, certificate or other instrument or document furnished or to be furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                               (ii)      The use by Buyer of the Purchased Assets after the Buyer has received good and valid title to the Purchased Assets;

                               (iii)      The Assumed Liabilities;

                               (iv)      All claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs, and expenses, including reasonable attorneys' fees and expenses, incident to the foregoing;

                               (v)      Any actions, investigations, actions, suits, proceedings, demands, assessments, judgments, costs, and expenses, including reasonable attorneys' fees and expenses (incurred thereon at trial and upon appeal), incident to the foregoing;

                    (c)      Notice.   If any party believes that it has suffered or incurred any Indemnity Loss, that party shall so notify the indemnifying party promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity. If any action at law, suit in equity or administrative action is instituted by or against a third party with respect to which any party intends to claim any liability or expense as an Indemnity Loss under this Paragraph 14, such party shall promptly notify the indemnifying party of such action.

                    (d)      Defense of Claims.   The indemnifying party shall have ten (10) business days after receipt of either notice referred to in Paragraph 14(c) of this Agreement to notify the indemnified party that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim. If the indemnifying party does not give such notice, the indemnified party shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its exclusive discretion, and the indemnifying party shall, upon request from the Indemnified Person promptly pay the indemnified person in accordance with the other terms and conditions of this Paragraph 14, the amount of any Indemnity Loss

B-36

resulting from its liability to the third party claimant. If the indemnifying party gives such notice, it shall have the right to undertake, conduct and control, through counsel of its own choosing (which counsel shall be satisfactory to the indemnified party in the reasonable judgment of the indemnified party) and at its sole expense, the conduct and settlement of such action or suit, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided, however, that (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse change securing the claims indemnified hereunder upon any asset of the indemnified party, (ii) the indemnifying party shall not thereby consent to the imposition of any injunction against the indemnified party without the prior written consent of the indemnified party, (iii) the indemnifying party shall permit the indemnified party to participate in such conduct or settlement through counsel chosen by the indemnified party, but the fees and expenses of such counsel shall be borne by the indemnified party except as provided in clause (iv) below, and (iv) upon a final determination of such action or suit, the indemnifying party shall agree promptly to reimburse to the extent required under this Paragraph 14 the indemnified party for the full amount of any Indemnity Loss resulting from such action or suit and all reasonable and related expenses incurred by the indemnified party, except fees and expenses of counsel for the indemnified party incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action in good faith, the indemnified party shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such action or suit, provided that in such event the indemnified party shall waive any right to indemnity therefor from the indemnifying party and no amount in respect therefor shall be claimed as a Indemnity Loss under this Agreement.

                    (e)      Cooperation.   If requested by the indemnifying party, the indemnified person shall cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person,

B-37

and further agrees to take such other action as reasonably may be requested by an indemnifying party to reduce or eliminate any loss or expense for which the indemnifying party would have responsibility, but the indemnifying party will reimburse the indemnified person for any expenses incurred by it in so cooperating or acting at the request of the indemnifying party.

                    (f)      Right to Participate.   The indemnified party shall afford the indemnifying party and its counsel (at the indemnifying party's own expense) the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any claim against the indemnified party or conferences with representatives of or counsel for such persons.

                    (g)      Payment of Losses.   The indemnifying party shall promptly pay to the indemnified person in cash the amount of any Indemnity Loss to which the indemnified person is entitled by reason of the provision of this Agreement. Any claim for which indemnification occurs under this Agreement shall be assigned (without recourse) to the indemnifying party.

                    (h)      Subrogation.   In the event of any payment by an indemnifying party to an indemnified party in connection with any Indemnity Loss, the indemnifying party shall be subrogated to and shall stand in the place of the indemnified party as to any events or circumstances in respect of which the indemnified party may have any right to claim against any third party relating to such event of indemnification. The indemnified party shall cooperate with the indemnifying party in any reasonable manner in prosecuting any subrogated claim.

                    (i)      Limitation on Indemnification.   Neither Buyer nor Seller shall assert a claim for an Indemnity Loss pursuant to Paragraph 14 of this Agreement unless and until the cumulative aggregate of such Indemnity Loss incurred by Buyer or Seller exceeds $50,000, after which point such party will be obligated to indemnify against all such Indemnity Loss, including the first $50,000.

                    (j)      Maximum Liability.   The total liability of either the Buyer or the

B-38

Seller for any claim for an Indemnified Loss under Paragraph 14 of this Agreement, or for a breach of this Agreement, shall not exceed the value of those Shares placed in escrow pursuant to the Escrow Agreement. Further, neither party shall be entitled to assert a claim for indemnification against the other party after sixty (60) days after the date hereof.

                    (k)      Knowledge of Party Seeking Indemnification.   Neither party shall be entitled to seek indemnification from the other party for any matters, claims or facts of which such party had knowledge prior to entering into this Agreement.

                    (l)      The Buyer and Seller acknowledge and agree that following the Closing, the indemnification provisions contained in this Paragraph 14 shall be the exclusive remedies of Buyer and Seller for any claims of the type described in this Paragraph 14, including without limitation, any breach of the representations and warranties under this Agreement.

           15.      Seller's Claims.   Buyer acknowledges that Seller intends to liquidate and dissolve shortly after the consummation of the transactions set forth in this Agreement and to distribute all of the shares received from Buyer pursuant to this Agreement. Any claims Seller may have hereunder may be brought by Seller or by a designee on behalf of the shareholders of Seller.

           16.      Non-Compete.   To induce Buyer to enter into this Agreement, Seller covenants and agrees that commencing on the Closing Date and for a period of two years thereafter, Seller shall not, directly or indirectly, as an owner, shareholder, partner, agent, representative or in any other manner enter into, or in any manner take an active part in, any business which is or may be in competition with the business of Buyer within the United States. Seller expressly acknowledges that in addition to all rights and remedies at law available to Buyer to enforce the terms of this Paragraph, Buyer shall have the right to seek and obtain equitable relief, including injunctive relief, against Seller for violating the terms of this Paragraph 16.

           17.      Severability.   If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent

B-39

jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be enforceable to the fullest extent permitted by law.

           18.      Applicable Law.   This Agreement shall be governed and construed and interpreted in accordance with the internal laws of the State of Florida without regard to principles of conflicts of laws.

           19.      Waivers and Notices.   Any failure by any party to this Agreement to comply with any of its obligations, agreement or covenants hereunder may be waived by the Seller in the case of a default by the Buyer and by the Buyer in the case of a default by the Seller. All waivers under this Agreement and all notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed certified first class mail, postage prepaid, return receipt requested:

(a)	If to the Seller:	Copy to:
	Telident, Inc. Ten Second Street N.E., Suite 212 Minneapolis, Minnesota 55413	Brian D. Wenger Briggs and Morgan, P.A. 2400 IDS Center 80 South Eighth Street Minneapolis, MN 55402
(b)	If to the Buyer:	Copy to:
	Teltronics, Inc. 2150 Whitfield Industrial Way Sarasota, Florida 34243-4046	John Blair Blair and Roach 2645 Sheridan Dr. Tonawanda, NY 14150

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

B-40

           20.      Access to Books and Records Post-Closing.   After the Closing, (i) the Seller shall provide the Buyer full access during normal business hours (upon reasonable prior notice) to all books and records which are part of the Retained Assets insofar as they relate to any Purchased Assets or Assumed Liabilities or the conduct of the business after the Closing and (ii) the Buyer shall provide the Seller full access during normal business hours (upon reasonable prior notice) to all books and records which are part of the Purchased Assets or which relate to the Purchased Assets, Assumed Liabilities or the conduct of the business of Seller prior to the Closing.

           21.      Entire Agreement.   This Agreement, together with the other writings delivered in connection herewith, embodies the entire Agreement and understanding of the parties hereto and supersedes all prior agreements or understandings between the parties, oral or written, express or implied. This Agreement cannot be amended orally, but only by a writing duly executed by the parties.

           22.      Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

           23.      Headings.   Headings of the Paragraphs in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

           24.      Binding Effect, Benefits.   This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective successors and assigns.

           25.      Expenses.   All costs and expenses, including accountant's fees, incurred by Seller in connection with this Agreement and the transactions contemplated or required hereby, including, but not limited to, all costs of dissolving the Seller and all costs relating to the Proxy Statement (the "Transaction Costs"), shall be paid by the Seller at Closing, except that

B-41

Buyer shall pay up to a maximum of fifty thousand dollars ($50,000.00) cash and twenty-five thousand (25,000) additional Shares. In the event Seller's aggregate Transaction Costs are less than two hundred and ninety thousand dollars ($290,000.00), fifty percent (50%) of the difference between $290,000.00 and the aggregate of Seller's Transaction Costs will be credited to Seller up to a maximum of twelve thousand five hundred (12,500) additional Shares. All costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated or required hereby including, but not limited to all costs relating to the typesetting, printing, edgarizing, mailing, and distribution of the Proxy Statement and the Registration Statement (including all supplements and amendments thereto), and all costs relating to the issuance and distribution of the Shares to the Seller and the subsequent distribution of such shares to Seller's shareholders, shall be paid by Buyer. In addition, Buyer shall pay to Seller after the Closing up to an additional twenty-five thousand dollars ($25,000.00) for certain pending litigation of Seller outstanding as of the date hereof which is outstanding after the Closing Date, including any legal fees related to such litigation.

B-42

           IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

SELLER	BUYER
Telident, Inc.	Teltronics, Inc.
By: /s/ Bruce Senske	By: /s/ Ewen R. Cameron
Bruce Senske	Ewen R. Cameron, President and Chief Execuive Officer

B-43

EXHIBIT A

ASSUMED LIABILITIES

The Assumed Liabilities shall be limited to:

1.	All warranty obligations of Seller specified in the distribution agreements listed in Section 6(l) of the Seller's Disclosure Statement and all warranty obligations of Seller under the Standard Maintenance and Warranty policy attached to Section 6(v) of the Seller's Disclosure Statement.

2.	All liabilities set forth on Seller's balance sheet as of the date of Closing. Such liabilities, other than the liability captioned "Deferred Income Maintenance" shall not exceed $400,000, except if caused by increases in trade payables and amounts drawn under Seller's line of credit to cover Seller's operating expenses and the purchase of inventory (the "Excess") related to receivables and inventory (as reflected on Seller's financial statements prepared in accordance with GAAP consistently applied) created after October 31, 1999 in amounts at least equal to two hundred percent (200%) of the Excess.

3.	All obligations under the leases and agreements specified in Section 6(l) of Seller's Disclosure Statement accruing on and after the Closing Date.
4.	All deductibles for claims made after the Closing Date under those insurance policies of Seller for which Buyer has elected, at its option, to be named as an additional insured.

B-44

Exhibit B

ISI MOLDS

CPU, Upper CPU, Lower
CPU, Door
Tablet, Top
Tablet, Bottom
Battery, Upper
Battery, Lower
UUB, Upper
UUB, Lower
UUB, Door
10.4 Display, Front
10.4 Display, Back

B-45

Exhibit C

RETAINED ASSETS

The Retained Assets consist of the following:

1.	Cash in two investment accounts at Wells Fargo in excess of $1,100,000.00, which shall be equal to a minimum of $140,000.00 and which, provided the Assumed Liabilities under item 2 on Exhibit A are equal to or less than $400,000 (or such higher amount as Buyer is to assume under item 2 on Exhibit A), may be greater than $140,000.00.

2.	Seller's minute book, stock record book and similar organizational documents.
3.	ISI Molds
4.	All corporate insurance policies of Seller and any remaining benefits under the term of such policies. Seller shall retain any and all refunds or rebates of premiums under Seller's Director and Officer Liability policy. Refunds or rebates under all other corporate insurance policies are included in the Purchased Assets of Buyer.

B-46

AMENDMENT

           THIS AMENDMENT ("Amendment"), made this 16th day of February, 2000, by and between Teltronics, Inc., a Delaware corporation with principal offices at 2150 Whitfield Industrial Way, Sarasota, Florida 34243 ("Buyer") and Telident, Inc., a Minnesota corporation with its principal offices located at Ten Second Street N.E., Suite 212, Minneapolis, Minnesota 55413 ("Seller").

W I T N E S S E T H:

           WHEREAS, Buyer and Seller entered into an Agreement of Sale dated December 31, 1999 ("Agreement") and

           WHEREAS, Buyer and Seller desire to amend the Agreement as described in this Amendment.

           NOW, THEREFORE, in consideration of the mutual promises herein set forth and subject to the terms and conditions of this Amendment, Seller and Buyer agree as follows:

           1.      The second WHEREAS clause on the first page of the Agreement shall be deleted in its entirety.

           2.      The following definitions shall be deleted in their entirety from Paragraph 1 of the Agreement:

                          "ISI" and "ISI Molds."

           3.      The following is included as a "Purchased Asset" in the definition of "Purchased Assets" on page 4 of Paragraph 1 of the Agreement:

                          "One Million One Hundred Thousand Dollars ($1,100,000.00) in cash"

           4.      Paragraph 2(b) of the Agreement shall be deleted in its entirety.

B-47

           5.      Paragraph 3(b) of the Agreement shall be deleted in its entirety.

           6.      Paragraph 4(a)(viii) of the Agreement is amended to read in its entirety as follows:

                          "Wire transfer of funds payable to Buyer to bank account to be designated by Buyer in the amount of One Million One Hundred Thousand Dollars ($1,100,000.00)."

           7.      Paragraph 4(c)(ii) of the Agreement shall be deleted in its entirety.

           8.      Paragraph 4(c)(vi) of the Agreement shall be deleted in its entirety.

           9.      Paragraph 7(j) of the Agreement shall be deleted in its entirety.

           10.      Paragraph 9(k) of the Agreement shall be deleted in its entirety.

           11.      Paragraph 11(f) of the Agreement is amended to read in its entirety as follows:

                           "(f) Documentation. All matters and proceedings taken in connection with the sale of the Purchased Assets as herein contemplated, including forms of instruments and matters of title, shall be reasonably satisfactory to Seller and its counsel."

           12.      Paragraph 11(k) of the Agreement shall be deleted in its entirety.

           13.      Paragraph 12(i) of the Agreement shall be deleted in its entirety.

           14.      Paragraph 12(n) of the Agreement shall be deleted in its entirety.

           15.      The first sentence of Paragraph 25 of the Agreement is amended to read in its entirety as follows:

                           "All costs and expenses, including accountant's fees, incurred by Seller in connection with this Agreement and the transactions contemplated or required hereby, including but not limited to, all costs of dissolving the Seller and all costs relating to the

B-48

Proxy Statement (the "Transaction Costs"), shall be paid by the Seller at Closing, except that Buyer shall assume and pay directly to Telident's professional advisors up to a maximum of fifty thousand dollars ($50,000.00) cash in the aggregate towards expenses and up to twenty-five thousand (25,000) additional Shares towards expenses."

           16.      The last sentence of Paragraph 25 of the Agreement is amended to read in its entirety as follows:

                             "In addition, Buyer shall assume Seller's liability, if any, in an amount not to exceed twenty-five thousand dollars ($25,000.00) in the aggregate, solely with respect to pending litigation of Seller which is disclosed in Seller's Disclosure Statement and which liability is outstanding after the Closing Date, including any legal fees related to such litigation which Seller has incurred prior to the Closing Date, provided that Buyer's assumption of liability under this Paragraph 25 constitutes only an obligation to pay. Under no circumstances shall such assumption be deemed or construed as an obligation of Buyer to defend, settle, compromise or appeal such litigation and Seller agrees and acknowledges that all other obligations relating to such litigation, including, without limitation, any defense, settlement, compromise or appeal, are and shall remain the exclusive obligation of Seller."

           17.      Exhibit B to the Agreement shall be deleted in its entirety.

           18.      Paragraph 3 of Exhibit C to the Agreement shall be deleted in its entirety.

           19.      Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect without amendment, modification, waiver or other change of any kind.

B-49

           20.      This Amendment, and the Agreement as amended by this Amendment, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and supersede any prior understandings or agreements, oral or written, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

          IN WITNESS WHEREOF, Buyer and Seller have executed this Amendment as of the day and year first above written.

SELLER	BUYER
Telident, Inc.	Teltronics, Inc.
By: /s/ Bruce Senske Bruce Senske, CEO	By: /s/ Ewen Cameron Ewen Cameron, President and CEO

B-50

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20 - INDEMNIFICATION OF DIRECTORS AND OFFICERS OF REGISTRANT

          The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which they had no reasonable cause to believe was unlawful. Pursuant to Delaware law, Teltronics in its Bylaws and Certificate of Incorporation has adopted broad indemnification and liability limiting provisions regarding its officers, directors and employees, including the limitation of liability for certain violations of the duty of care. Accordingly, under certain circumstances the stockholders of Teltronics will have more limited recourse against those individuals than would be the case in the absence of such provisions.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Teltronics and Telident have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21 - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)     EXHIBITS
2.1	Telident's Plan of Liquidation and Dissolution (a)
2.2	Agreement of Sale between Teltronics and Telident, dated December 31, 1999 (b)
2.3	Amendment to Agreement of Sale between Teltronics and Telident dated February 16, 2000 (b)
3.1	Teltronics' Restated Certificate of Incorporation (c)
3.2	Teltronics' Bylaws, as amended (d)
4.1	Paragraph "Fourth" of Teltronics' Restated Certificate of Incorporation dated August 12, 1996 (e)
5.1	Opinion of Blair & Roach regarding Legality of Securities Registered (e)
21.1	List of Teltronics' Subsidiaries (e)
23.1	Consent of Blair & Roach (contained in the opinion of Blair & Roach filed as Exhibit No. 5.1 to this Registration Statement on Form S-4) (e)
23.2	Consent of Ernst & Young LLP (e)
23.3	Consent of Deloitte & Touche LLP (e)

__________________________
(a)	Included as an Appendix A to the Joint Proxy Statement-Prospectus contained in this Registration Statement on Form S-4.
(b)	Included as Appendix B to the Joint Proxy Statement-Prospectus contained in this Registration Statement on Form S-4.
(c)	Filed as Exhibit 3.1 to Teltronics' Definitive Proxy Statement filed June 24, 1996.
(d)	Filed as Exhibit 3.2 to Teltronics' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed April 2, 1997.
(e)	Filed as an Exhibit to this Registration Statement on Form S-4.

(b)     FINANCIAL STATEMENT SCHEDULES

Not Applicable

II-1

ITEM 22 - UNDERTAKINGS

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          The undersigned registrant hereby undertakes as follows: That prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          The registrant undertakes that every prospectus (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, under the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sarasota, State of Florida, on this 4th day of April, 2000.

TELTRONICS, INC.

/s/ Ewen R. Cameron Ewen R. Cameron President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: April 4, 2000	/s/ Ewen R. Cameron Ewen R. Cameron, Director, President, and Chief Executive Officer (Principal Executive Officer)

Dated: April 4, 2000	/s/ Mark E. Scott Mark E. Scott, Vice-President of Finance, Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: April 4, 2000	/s/ Norman R. Dobiesz Norman R. Dobiesz, Director

Dated: April 4, 2000	/s/ Gregory G. Barr Gregory G. Barr, Director

Dated: April 4, 2000	/s/ Carl S. Levine Carl S. Levine, Director

PROXY VOTING CARD - FRONT AND BACK

Telident, Inc.

Telident, Inc. Ten Second Street N.E., Suite 212 Minneapolis, Minnesota 55413	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Telident, Inc., a Minnesota corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated April 25, 2000, and hereby appoints Bruce H. Senske and Mark W. Sheffert, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of the Company to be held at the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, on Tuesday, May 23, 2000, at 3: p.m. local time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of voting stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

Please mark, sign, date and return this proxy promptly using the enclosed envelope.

See reverse for voting instructions.

1.

To approve the dissolution of Telident in accordance with the following resolution adopted by the board of directors of Telident: "RESOLVED, that Telident, Inc. be voluntarily dissolved pursuant to the Plan of Liquidation and Dissolution approved by the board of directors and attached as Appendix A to the proxy statement-prospectus dated as of _______________, 2000."

	For	Against	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.
Address Change? Mark Box Indicate changes below:	Date:

Signature(s) in Box
(If there are co-owners, both must sign.)
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.